UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Applied Materials, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Gary E. Dickerson PRESIDENT AND CHIEF EXECUTIVE OFFICER

February 18, 2015

Dear Applied Materials Stockholder:

We cordially invite you to attend Applied Materials’ 2015 Annual Meeting of Stockholders, which will be held on Thursday, April 2, 2015 at 11:00 a.m. Pacific Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

At this year’s Annual Meeting, stockholders will be asked to: elect ten directors; approve, on an advisory basis, the compensation of our named executive officers; and ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2015. Additional information about the Annual Meeting can be found in the attached Notice of 2015 Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Voting your proxy will ensure your representation at the Annual Meeting. We urge you to review carefully the proxy materials and to vote: FOR each of the director nominees; FOR the approval, on an advisory basis, of the compensation of our named executive officers; and FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015.

Thank you for your attention to these important matters and for your continued support of and interest in Applied Materials, particularly as we work toward the completion of our proposed business combination with Tokyo Electron Limited. Depending on the expected timing of the closing of the business combination, we may adjourn or cancel the Annual Meeting.

Sincerely,

Gary E. Dickerson

President and Chief Executive Officer

3050 Bowers Avenue Santa Clara, California 95054 Phone: (408) 727-5555	Mailing Address: Applied Materials, Inc. 3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95052-8039

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 2, 2015

at 11:00 a.m. Pacific Time

The 2015 Annual Meeting of Stockholders of Applied Materials, Inc. will be held on Thursday, April 2, 2015 at 11:00 a.m. Pacific Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 to conduct the following items of business:

1.	To elect ten directors to serve for a one-year term and until their successors have been elected and qualified.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015.

4.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) on how to access the proxy materials via the Internet, a proxy card was not sent to you, and you may vote only by telephone or via the Internet. Shares cannot be voted by marking, writing on and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability. If you received a proxy card and other proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or over the Internet. Your vote must be received by 11:59 p.m. Eastern Time on Wednesday, April 1, 2015. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

Please note that depending on the expected timing of the closing of the proposed business combination between Applied Materials, Inc. and Tokyo Electron Limited, the Annual Meeting may be adjourned or cancelled.

By Order of the Board of Directors

Thomas F. Larkins Corporate Secretary

Santa Clara, California

February 18, 2015

PROXY STATEMENT

Reconciliation of non-GAAP adjusted financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found in the Appendix.

2015 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. We encourage you to read the entire Proxy Statement for more information about the topics to be considered at the Annual Meeting prior to voting.

ANNUAL MEETING OF STOCKHOLDERS

• Date and Time:

April 2, 2015, 11:00 a.m. Pacific Time

Note: Depending on the expected timing of the closing of the proposed business combination between Applied Materials, Inc. and Tokyo Electron Limited, the Annual Meeting may be adjourned or cancelled.

• Location:	Applied Materials’ Corporate Offices, 3050 Bowers Avenue, Building 1, Santa Clara, California 95054

• Record Date:	February 11, 2015

• Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Attendance:	Stockholders and their duly appointed proxies may attend the meeting.

PROPOSALS AND VOTING RECOMMENDATIONS

Proposal	Board Recommendation	Page
1. Election of ten directors	FOR EACH NOMINEE	5

2. Approval, on an advisory basis, of the compensation of our named executive officers	FOR	19

3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2015	FOR	51

PROPOSAL 1—ELECTION OF DIRECTORS

Each director is elected annually by a majority of votes cast. Below is summary information about each director nominee.

Name of Nominee	Age	Director Since	Independent	Committees
Michael R. Splinter	64	2003		None
Gary E. Dickerson	57	2013		None
Aart J. de Geus	60	2007	X	IC, SC
Stephen R. Forrest	64	2008	X	IC, SC
Thomas J. Iannotti	58	2005	X	HRCC, CGNC
Susan M. James	69	2009	X	AC, CGNC (C)
Alexander A. Karsner	47	2008	X	CGNC, SC
Dennis D. Powell	67	2007	X	AC (C), CGNC, IC
Willem P. Roelandts	70	2004	X	HRCC (C), CGNC
Robert H. Swan	54	2009	X	AC, IC (C)

AC	Audit Committee	IC	Investment Committee
CGNC	Corporate Governance and Nominating Committee	SC	Strategy Committee
HRCC	Human Resources and Compensation Committee	C	Chair

Key Qualifications	Industry and Marketing Experience, Technology and Global Leadership Experience, Financial and Accounting Expertise, Research and Development Expertise, Operational and Strategic Experience, and Public Company Board Experience

Additional information about the election of directors, a brief biography and a summary of qualifications of each nominee appear under the section titled “Proposal 1—Election of Directors.”

The Board unanimously recommends that you vote “FOR” each director nominee.

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PROPOSAL 2—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”). Our Board of Directors believes that our compensation policies and practices promote a performance-based culture and align our executives’ interests with those of our stockholders through a strong emphasis on variable, at-risk compensation tied to the achievement of performance objectives and the creation of stockholder value. Our “say-on-pay” proposals in the previous four consecutive years were each supported by approximately 90% or more of votes cast. Information on the compensation of our named executive officers is summarized below and described in detail in the Compensation Discussion and Analysis section, the Summary Compensation Table and other tables and disclosures contained in this Proxy Statement.

Additional information about the approval of the compensation of our named executive officers appears under the section titled “Proposal 2—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers.”

Fiscal 2014 Company Performance

Fiscal 2014 was a strong performance year. We made significant progress towards our strategic and financial goals as an organization. Our fiscal 2014 financial performance reflects ongoing technology and capacity investments by our semiconductor and display customers, sustainable market share gains in growing markets, as well as significant improvements in our execution, efficiency and costs that we achieved while increasing investment in new product development.

Key strategic and operating accomplishments included:

•	Achieved total shareholder return (“TSR”) of approximately 21% for the fiscal year;

•	Won market share gains across multiple products;

•	Increased research and development investments in technologies that provide the greatest opportunities for growth;

•	Delivered material cost savings that contributed to a significant increase in gross margin;

•	Shifted spending from corporate overhead and lower-return programs to fund growth;

•	Moved our Energy and Environmental Solutions segment to positive operating margin for the first time since 2011; and

•

Achieved these results while preparing for our proposed business combination with Tokyo Electron Limited (the “Business Combination”), which will enable us to further accelerate our strategy and work towards delivering even greater value for our stockholders.

Fiscal 2014 Compensation

The following are highlights of our fiscal 2014 executive compensation program:

•	No Increases to Base Salaries or Target Bonuses: Did not increase our NEOs’ base salaries or target bonus opportunities (except in recognition of one NEO’s expanded responsibilities);

•

Annual Bonuses Reflect Strong Company Performance: Awarded actual annual incentive payouts to our NEOs that ranged from 110% to 126% of target, reflecting our strong performance over the year and the achievement of fiscal 2014 objectives;

•	Long-Term Incentives Reflect Impact of Business Combination: Modified our long-term incentive program to reflect the challenges and complexities associated with the Business Combination, including:

•

Granted performance units settled in cash rather than equity (as cash awards generally are not subject to a punitive excise tax imposed in connection with the consummation of the Business Combination), with no opportunity to benefit from the 19% stock price appreciation during the fiscal year;

•

Tied the earnout of the cash-based performance units to an absolute operating profit margin threshold rather than a scaled relative operating profit margin (recognizing the difficulty of setting appropriate relative performance ranges while preparing to close the Business Combination), and further required continued employment over a three-year period; and

•

Granted increased amounts of long-term incentives to certain NEOs (including our CEO) to reflect (1) the challenges of meeting Applied’s long-term financial and strategic goals while preparing to close the Business Combination, and (2) the enhanced need to retain our executive team during the critical period leading up to and following the Business Combination.

•

Delayed Payment of Retention Bonuses: Amended the terms of retention bonuses granted in fiscal 2013 to extend the retention period to be consistent with the timeframe expected to complete the Business Combination (our CEO and Executive Chairman did not receive a retention bonus).

Aligning Pay with Performance. The following chart demonstrates the alignment between key metrics used to determine and inform our compensation decisions (Applied’s non-GAAP adjusted EPS and TSR) and the annual total direct compensation (base salary, annual incentive bonus and annual long-term incentive awards) paid to our CEO during the last five fiscal years (see the Appendix for a reconciliation of non-GAAP adjusted measures):

Notes regarding graph:

(1)	Compensation is based on annual total direct compensation of Mr. Dickerson for fiscal 2013 and fiscal 2014, and annual total direct compensation of Mr. Splinter for fiscal 2010 through 2012. Annual total direct compensation consists of base salary (annualized for Mr. Dickerson as of the end of fiscal 2013 for purposes of this graph only), annual incentive bonus, and annual long-term incentive awards (grant date fair value of annual equity awards, not cash actually received, for fiscal 2010 through 2013, and total amount of cash-settled performance units for fiscal 2014). The fiscal 2014 compensation primarily reflected an increased amount of cash-settled performance units to reflect the challenges of meeting our long-term financial and strategic goals while preparing to close the Business Combination and the enhanced need to retain our CEO during this critical period.
(2)	TSR line illustrates the relative change in total shareholder return, assuming $100 was invested in Applied common stock at the end of fiscal 2010 and assuming reinvestment of dividends.
(3)	Non-GAAP adjusted EPS line illustrates the relative change in non-GAAP adjusted EPS since the end of fiscal 2010 through the end of fiscal 2014.

The following table summarizes annual total direct compensation of our named executive officers for fiscal 2014, consisting of (1) base salary, (2) annual cash incentive bonus, and (3) full amount of an annual cash long-term incentive award granted in fiscal 2014 (not amount actually received in fiscal 2014). This table excludes amounts not considered to be annual total direct compensation, such as (a) the grant date fair value of restricted stock units and a retention bonus awarded to Mr. Halliday under a 2011 employment agreement entered into in connection with his joining Applied following our acquisition of Varian Semiconductor Equipment Associates, Inc., (b) the grant date fair value of a special equity award granted to Mr. Salehpour in recognition of his expanded responsibilities as part of Applied’s new organizational structure implemented in August 2014, and (c) certain other amounts required by the Securities and Exchange Commission (“SEC”) to be reported in the Summary Compensation Table (see page 40 of this Proxy Statement).

Name and Principal Position	Salary ($)	Annual Cash Bonus ($)(1)	Cash Long-Term Incentive Award ($)(2)
Gary E. Dickerson	980,000	2,165,273	12,740,000
President and Chief Executive Officer
Michael R. Splinter	980,000	2,165,273	6,370,000
Executive Chairman of the Board
Randhir Thakur	575,000	854,883	3,881,250
Executive Vice President, General Manager, Silicon Systems Group
Robert J. Halliday	575,000	980,054	5,750,000
Senior Vice President, Chief Financial Officer
Ali Salehpour	485,385	912,774	2,160,000
Senior Vice President, General Manager, New Markets and Service Group

(1)	Amounts reflect annual cash bonus earned for fiscal 2014 under the Senior Executive Bonus Plan.
(2)	Amounts reflect total amounts under cash-settled performance units granted in fiscal 2014. In accordance with applicable SEC rules, the full amounts are reported for fiscal 2014 in the Summary Compensation Table because they were fully earned based on Applied’s performance in fiscal 2014. However, in order to promote retention, the actual payment of these amounts are made in three equal installments in December 2014, December 2015 and December 2016, with each payment contingent on the NEO remaining employed with Applied on the date the payment is made, subject to certain prorata retirement-related acceleration of vesting for Mr. Splinter, as described in the Compensation Discussion and Analysis section.

The Board unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2015.

The following table shows fees paid by Applied for professional services rendered by KPMG for fiscal 2014 and 2013, which ended on October 26, 2014 and October 27, 2013, respectively. All fees shown in the table were approved by the Audit Committee in conformity with its pre-approval process.

Fee Category	Fiscal 2014	Fiscal 2013
	(In thousands)
Audit Fees	$5,483	$5,728
Audit-Related Fees	208	77
Tax Fees:
Tax Compliance and Review	304	264
Tax Planning and Advice	124	—
All Other Fees	—	25

Total Fees	$6,119	$6,094

Additional information about the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, including about fees paid to KPMG for fiscal 2014 and 2013, appears under the section titled “Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm.”

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2015.

v

PROXY STATEMENT

GENERAL INFORMATION

Your proxy is being solicited on behalf of the Board of Directors of Applied Materials, Inc., a Delaware corporation (“Applied” or the “Company”). This proxy is for use at Applied’s 2015 Annual Meeting of Stockholders to be held at 11:00 a.m. Pacific Time on Thursday, April 2, 2015, at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

This Proxy Statement contains important information regarding Applied’s 2015 Annual Meeting of Stockholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures. These proxy materials are being provided on or about February 18, 2015 to all stockholders of record of Applied as of February 11, 2015, the record date for the Annual Meeting. Stockholders of record who owned Applied common stock at the close of business on February 11, 2015 are entitled to receive notice of, attend and vote at the Annual Meeting. On the record date, there were 1,228,696,722 shares of Applied common stock outstanding.

As previously announced, on September 24, 2013, Applied entered into an agreement with Tokyo Electron Limited to effect a strategic combination of our respective businesses. Depending on the expected timing of the closing of the business combination, the Annual Meeting may be adjourned or cancelled.

Voting Procedures	As a stockholder of Applied, you have a right to vote on certain matters affecting Applied. The proposals that will be presented at the Annual Meeting and upon which you are being asked to vote are summarized in the section titled “2015 Proxy Statement Summary” above and are fully set forth in this Proxy Statement. Each share of Applied common stock that you owned at the close of business on the record date entitles you to one vote on each proposal presented at the Annual Meeting.

Methods of Voting

You may vote by mail, by telephone, over the Internet, or in person at the Annual Meeting. Votes submitted by mail, by telephone or over the Internet must be received by 11:59 p.m., Eastern Time, on Wednesday, April 1, 2015, unless indicated otherwise below.

Voting by Mail.    By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone or over the Internet.    To vote by telephone or over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote by telephone or over the Internet, you do not need to complete and mail a proxy card.

Voting in Person at the Meeting.    If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote in person at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares. See the section titled “Attending the Annual Meeting” below for further details.

Applied Employee Plan Participants. If you are a participant in Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”), your proxy represents all shares you own through the 401(k) Plan, assuming that your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares. We encourage you to provide instructions to the trustee regarding the voting of your shares. Instructions provided by telephone or over the Internet must be received by 11:59 p.m. Eastern Time on Monday, March 30, 2015.

If you own shares purchased through Applied’s Employees’ Stock Purchase Plan or Applied’s Stock Purchase Plan for Offshore Employees that are still held by the plans’ recordkeeper and you do not vote these shares, the shares may be voted in accordance with standard brokerage industry practices only on routine matters, as described below under the section titled “Abstentions and Broker Non-Votes.”

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting. To revoke your proxy, you must:

• enter a new vote by telephone or over the Internet by 11:59 p.m. Eastern Time on April 1, 2015; or

• sign and return another proxy card, which must be received by 11:59 p.m. Eastern Time on April 1, 2015; or

• provide written notice of the revocation to Applied’s Corporate Secretary at: Applied Materials, Inc., Attention: Thomas F. Larkins, Corporate Secretary, 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054, which must be received by 11:59 p.m. Eastern Time on April 1, 2015; or

• attend the Annual Meeting and vote in person.

Quorum Requirement	A majority of the outstanding shares entitled to vote as of the record date must be present at the Annual Meeting to constitute a quorum and in order to conduct business at the Annual Meeting. Your shares are counted as present if you vote in person at the Annual Meeting, by telephone, over the Internet, or by submitting a properly executed proxy card by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

Proposal 1—Election of Directors.    Each share of Applied common stock is entitled to one vote on each of the ten director nominees. In any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. See “Majority Voting” on page 12 of this Proxy Statement for further details. There is no cumulative voting with respect to the election of directors.

Proposal 2—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers.    Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm.    Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015 requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

Voting Instructions

If you are a stockholder of record and return a proxy card but do not provide specific voting instructions, your shares will be voted on the proposals as follows:

• “FOR” each of the ten named nominees for directors;

•  “FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

•  “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015.

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted in the discretion of the persons named as proxies.

Abstentions and Broker Non-Votes

A vote to “abstain” on any of the proposals included in this Proxy Statement, except for Proposal 1—Election of Directors, will have the same effect as a vote against the proposal. A vote to abstain on Proposal 1 will not have an effect on the election of any director nominee.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only the ratification of KPMG LLP as our independent registered public accounting firm is a routine matter. Without your voting instructions, your brokerage firm cannot vote your shares on any other proposal. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. Broker non-votes are not considered entitled to vote and will not affect the outcome of the vote on non-routine proposals. Broker non-votes will not have an effect on the election of any director nominee.

Attending the Annual Meeting

Only Applied stockholders on the record date or their legal proxy holders may attend the Annual Meeting. To be admitted to the Annual Meeting, you will need a form of photo identification and valid proof of ownership of Applied common stock or a valid legal proxy. If you have a legal proxy from a stockholder of record, you must bring a form of photo identification and the legal proxy to the Annual Meeting. If you have a legal proxy from a street name stockholder, you must bring a form of photo identification, a legal proxy from the record holder (i.e., the bank, broker or other holder of record) to the street name stockholder that is assignable, and the legal proxy from the street name stockholder to you. Each stockholder may appoint only one proxy holder to attend on such stockholder’s behalf.

Cameras, recording equipment and other electronic devices (including cell phones, tablets, laptops, etc.) will not be allowed into the Annual Meeting.

Voting Results	Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting. Final voting results will be reported in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

Electronic Availability of Proxy Materials for 2015 Annual Meeting of Stockholders

In accordance with SEC rules, we are continuing to furnish proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On February 18, 2015, we mailed a Notice of Internet Availability to our stockholders (other than those who had previously requested electronic or paper delivery) containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote over the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Householding of Proxy Materials	In a further effort to reduce printing costs and postage fees and conserve natural resources, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one mailed copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investor_relations@amat.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number indicated on your proxy card or Notice of Internet Availability; or (3) call our Investor Relations department, toll-free, at 1-800-882-0373.

Stockholder List	Stockholders of record who owned shares of Applied common stock at the close of business on February 11, 2015 are entitled to receive notice of, attend and vote at the Annual Meeting. A complete list of these stockholders will be available at our corporate offices at 3050 Bowers Avenue, Santa Clara, California 95054 during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

Proxy Solicitation Costs	Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $20,000, plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Applied’s Board of Directors is elected each year at the Annual Meeting of Stockholders. Applied currently has twelve directors. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has selected the ten incumbent directors listed below as nominees for election at the Annual Meeting. Gerhard H. Parker will retire and James E. Rogers has decided not to stand for re-election. The term of office of each of Dr. Parker and Mr. Rogers will expire upon the election of directors at the Annual Meeting. The Board has authorized a reduction in the size of the Board from twelve to ten directors, effective upon the election of directors at the Annual Meeting. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

If any of the nominees listed below becomes unable to stand for election at the Annual Meeting, the persons named as proxies may vote for any person designated by the Board to replace the nominee. Alternatively, the proxies may vote just for the remaining nominees and leave a vacancy that the Board may fill later, or the Board may reduce the authorized number of directors. Each director elected at the Annual Meeting will serve until Applied’s 2016 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

The nominees for the Board are as follows:

Name of Nominee	Age	Principal Occupation	Director Since
Michael R. Splinter	64	Executive Chairman of the Board of Directors of Applied Materials, Inc.	2003
Gary E. Dickerson	57	President and Chief Executive Officer of Applied Materials, Inc.	2013
Aart J. de Geus	60	Chairman and Co-Chief Executive Officer of Synopsys, Inc.	2007
Stephen R. Forrest	64	Professor in Electrical Engineering, Physics, and Materials Science & Engineering at the University of Michigan	2008
Thomas J. Iannotti	58	Retired Senior Vice President and General Manager, Enterprise Services for Hewlett- Packard Company	2005
Susan M. James	69	Retired Partner of Ernst & Young LLP	2009
Alexander A. Karsner	47	Chief Executive Officer of Manifest Energy Inc.	2008
Dennis D. Powell	67	Retired Executive Vice President, Chief Financial Officer of Cisco Systems, Inc.	2007
Willem P. Roelandts	70	Retired Chairman, President, and Chief Executive Officer of Xilinx, Inc.	2004
Robert H. Swan	54	Senior Vice President, Finance and Chief Financial Officer of eBay, Inc.	2009

There is no family relationship among any of the nominees, directors or any of Applied’s executive officers. Applied’s executive officers serve at the discretion of the Board. Further information about each of the director nominees is provided below.

The Board unanimously recommends that you vote “FOR” each director nominee.

Michael R. Splinter has been Executive Chairman of the Board of Directors of Applied since September 2013. He was Chairman of the Board of Directors from March 2009 to September 2013. Mr. Splinter served as Chief Executive Officer of Applied from April 2003 until September 2013, and also as President from April 2003 to June 2012. Prior to joining Applied, Mr. Splinter was an executive at Intel Corporation, a manufacturer of chips and computer, networking and communications products, where he held a number of positions, including Executive Vice President and Director of Sales and Marketing, and Executive Vice President and General Manager of the Technology and Manufacturing Group. Mr. Splinter is a director of The NASDAQ OMX Group, Inc.

Areas of Relevant Experience: board, executive and technological leadership; semiconductor industry leadership and policy experience; extensive global business, operating, marketing and industry experience; in-depth knowledge of the technology and information sector; and broad exposure to a wide range of issues facing companies in diverse industries.

Gary E. Dickerson has been Chief Executive Officer and a member of the Board of Directors of Applied since September 2013. Mr. Dickerson was named President of Applied in June 2012, after joining Applied following its acquisition of Varian Semiconductor Equipment Associates, Inc. (“Varian”) in November 2011. Mr. Dickerson had served as Chief Executive Officer and a director of Varian since 2004. Prior to joining Varian in 2004, Mr. Dickerson served 18 years with KLA-Tencor Corporation, a supplier of process control and yield management solutions for the semiconductor and related industries, where he held a variety of operations and product development roles, including President and Chief Operating Officer. Mr. Dickerson started his semiconductor career in manufacturing and engineering management at General Motors’ Delco Electronics Division and then AT&T, Inc.

Areas of Relevant Experience: executive leadership and management experience; extensive semiconductor industry leadership; global business, industry and operational experience; extensive engineering and technological leadership; understanding of complex industry and global challenges and opportunities; and expertise in driving innovation and product development.

Aart J. de Geus is a co-founder of Synopsys, Inc., a provider of electronic design automation (EDA) software and related services for semiconductor design companies, and currently serves as its Chairman of the Board of Directors and Co-Chief Executive Officer. Since 1986, Dr. de Geus has served as a director of and held various positions at Synopsys, including President, Senior Vice President of Engineering and Senior Vice President of Marketing. From 1982 to 1986, Dr. de Geus was employed by the General Electric Company, a global infrastructure, finance and media company, where he was the Manager of the Advanced Computer-Aided Engineering Group.

Areas of Relevant Experience: growing a start-up to a well-established publicly-traded company; executive and technological leadership; important perspectives on navigating a company through various stages of growth; innovation, management development, and global challenges and opportunities; mergers and acquisitions; and board leadership.

Stephen R. Forrest holds faculty appointments as Professor of Electrical Engineering and Computer Science, as Professor of Physics, and as Professor of Materials Science & Engineering at the University of Michigan, and leads the University’s Optoelectronics Components and Materials Group. From January 2006 to December 2013, Mr. Forrest also served as Vice President for Research at the University of Michigan. From 1992 to 2005, Dr. Forrest served in a number of positions at Princeton University, including as Chair of the Electrical Engineering Department, Director of the Center for Photonics and Optoelectronic Materials, and as director of the National Center for Integrated Photonic Technology. Prior to Princeton, Dr. Forrest was a faculty member of the Electrical Engineering and Materials Science Departments at the University of Southern California.

Areas of Relevant Experience: extensive knowledge of semiconductor and alternative energy technologies; research and development portfolio management; government policy; technology licensing; product commercialization; and partnering with industry, government, entrepreneurs, and community leaders to develop businesses focused on alternative energy and other technologies to diversify a state’s economy and increase global competitiveness.

Thomas J. Iannotti served as Senior Vice President and General Manager, Enterprise Services, for Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions globally, from February 2009 until his retirement in October 2011. From 2002 to January 2009, Mr. Iannotti held various executive positions at

Hewlett-Packard, including as Senior Vice President and Managing Director, Enterprise Business Group, Americas. From 1978 to 2002, Mr. Iannotti worked at Digital Equipment Corporation, a vendor of computer systems and software, and at Compaq Computer Corporation, a supplier of personal computing systems, after its acquisition of Digital Equipment Corporation. Mr. Iannotti currently serves as a member of the board of directors of Atento S.A.

Areas of Relevant Experience: broad and deep industry and technology knowledge; leadership skills; senior management; and service management on a global, regional, and country level, including in Asia and Europe.

Susan M. James served as a partner at Ernst & Young LLP, a global leader in assurance, tax, transaction and advisory services, from 1987 to 2006. Ms. James joined Ernst & Young in 1975 and, following her retirement in 2006, served as a consultant to the firm until December 2009. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 to June 2006. Ms. James is a certified public accountant (inactive) and member of the American Institute of Certified Public Accountants. Ms. James currently serves as a member of the boards of directors of Coherent, Inc. and Yahoo! Inc.

Areas of Relevant Experience: extensive financial and accounting expertise, including deep understanding of accounting principles, financial controls, financial reporting rules and regulations, and audit procedures; broad experience with global technology companies; and leadership experience.

Alexander A. Karsner has served as Chief Executive Officer of Manifest Energy Inc., a clean energy infrastructure development and finance company, since July 2009. From March 2006 to August 2008, he served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy. From April 2002 to March 2006, Mr. Karsner was Managing Director of Enercorp LLC, a private company involved in international project development, management and financing of energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers.

Areas of Relevant Experience: energy industry and related public policies; leadership in renewable energy policy, technologies and commercialization; expertise in domestic and international trade, development and investment markets; and understanding of issues related to clean energy and alternative technologies.

Dennis D. Powell served as an Executive Advisor at Cisco Systems, Inc., a provider of networking products and services, from February 2008 to September 2010. He served as Cisco’s Chief Financial Officer from May 2003 to February 2008, and, in addition, served as an Executive Vice President from 2007 to 2008 and a Senior Vice President from 2003 to 2007. After joining Cisco in 1997, Mr. Powell also served as Senior Vice President, Corporate Finance and Vice President, Corporate Controller. Before joining Cisco, Mr. Powell was employed by Coopers & Lybrand LLP, an accounting firm, for 26 years, where he was last a senior partner. Mr. Powell currently serves as a member of the boards of directors of Intuit, Inc. and VMware, Inc.

Areas of Relevant Experience: substantial financial and accounting expertise, including deep understanding of accounting principles, financial controls, financial reporting rules and regulations, and audit procedures; executive management; mergers and acquisitions; risk management; insights on corporate governance; and board leadership.

Willem P. Roelandts served as Chairman of the Board of Directors of Xilinx, Inc., a supplier of programmable logic solutions, from July 2003 to February 2009, and as a director from January 1996 to August 2009. Mr. Roelandts served as President and Chief Executive Officer of Xilinx from January 1996 to January 2008. Prior to joining Xilinx, Mr. Roelandts held various executive positions during a 29-year career at Hewlett-Packard Company, where he last served as Senior Vice President and General Manager of Computer Systems Organizations. Mr. Roelandts currently serves as a member of the board of directors of Aruba Networks, Inc.

Areas of Relevant Experience: significant expertise with strategic and line management, engineering innovation, market diversification, and executive development; extensive executive management and operational experience on a global basis; deep understanding of factors that drive success at companies that are driven by innovation, research and development; and board leadership.

Robert H. Swan has served as Senior Vice President, Finance and Chief Financial Officer of eBay Inc., a provider of online marketplaces and payment services, since March 2006. From 2003 to March 2006, Mr. Swan was Chief Financial Officer and Executive Vice President of Electronic Data Systems Corporation, a technology services company. Mr. Swan also served as Executive Vice President and Chief Financial Officer of TRW, Inc., a global manufacturing and service company, from 2001 to 2002 and held various executive positions at Webvan Group, Inc., an online grocery delivery service, from 1999 to 2001. Mr. Swan spent the first 15 years of his career at the General Electric Company in various roles.

Areas of Relevant Experience: significant financial expertise and global financial management; mergers and acquisitions; risk management and controls; and substantial management and leadership skills.

Chairman Emeritus

James C. Morgan has served as Applied’s Chairman Emeritus since March 2009. Mr. Morgan spent more than 31 years as a director and employee of Applied, including over 20 years as Chairman of the Board. Mr. Morgan first joined Applied in 1976 and served as Chief Executive Officer from 1977 to 2003. As Chairman Emeritus, Mr. Morgan does not have voting rights and does not receive any retainer or meeting fees.

Board and Committee Meetings

The Board met six times in fiscal 2014. Each director attended over 75% of all Board and applicable committee meetings held during fiscal 2014, except for Mr. Rogers. Applied’s policy is to strongly encourage its Board members to attend the Annual Meeting of Stockholders, and all Board members attended our 2014 Annual Meeting of Stockholders.

The Board has standing Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees. In addition, the Board also has a Strategy Committee and an Investment Committee, which are described in Applied’s Corporate Governance Guidelines.

Each of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees has a written charter approved by the Board that is reviewed regularly by the respective committees, which may recommend appropriate changes for approval by the Board. Copies of the current charters for the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees can be found on our website at http://www.appliedmaterials.com/investors/corporate-governance. The current membership and primary functions of each of these committees are described in the tables below.

Audit Committee	Primary Functions	Number of Meetings Held in Fiscal 2014
Members: Susan M. James* Dennis D. Powell*+ Robert H. Swan*

•     oversee Applied’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes

•     appoint, compensate, evaluate and, when appropriate, replace Applied’s independent registered public accounting firm

•     oversee Applied’s tax, legal, regulatory and ethical compliance

•     review with Applied’s management and Internal Auditor the annual audit plan and matters relating to the Internal Audit department

•     review and pre-approve audit and permissible non-audit services

•     review and approve related-person transactions for which approval is required by applicable law

•     oversee financial-related risks and Applied’s enterprise risk management program

•     review annually the Audit Committee Charter

13

*	Audit Committee Financial Expert
+	Chair

Human Resources and Compensation Committee	Primary Functions	Number of Meetings Held in Fiscal 2014
Members: Thomas J. Iannotti Willem P. Roelandts+ James E. Rogers

•    oversee human resources programs, compensation and employee benefits programs, policies and plans relating to Applied’s employees and executives

•    review matters relating to management succession and executive organization development

•    determine compensation policies applicable to Applied’s executive officers and all other employees

•    determine the compensation of the Chief Executive Officer and Applied’s other executive officers

•    adopt, amend and oversee the administration of all equity-related incentive plans, senior executive bonus plans and major retirement and deferred compensation programs

•    review and consider compensation policies and practices as they relate to risk management practices

•    approve the compensation of the members of the Board

•    review annually the Human Resources and Compensation Committee Charter

5

+	Chair

Corporate Governance and Nominating Committee	Primary Functions	Number of Meetings Held in Fiscal 2014
Members: Thomas J. Iannotti Susan M. James+ Alexander A. Karsner Dennis D. Powell Willem P. Roelandts

•    oversee the composition, structure and evaluation of the Board and its committees, including overseeing an annual self-evaluation process of the Board and its committees

•    identify qualified candidates for election to the Board

•    establish procedures for director candidate nomination and evaluation

•    develop and oversee Applied’s Corporate Governance Guidelines

•    review Applied’s corporate governance policies and recommend to the Board modifications to the policies as appropriate

•    review any proposals submitted by stockholders for action at the Annual Meeting of Stockholders and make recommendations to the Board regarding action to be taken in response to each such proposal

•    review and monitor takeover defenses and takeover defense preparedness to maximize long-term stockholder value

•    review annually the Corporate Governance and Nominating Committee Charter

2

+	Chair

Corporate Governance

Corporate Governance Guidelines. Applied’s Corporate Governance Guidelines describe, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board. These guidelines are available on our website, along with other important corporate governance materials, at http://www.appliedmaterials.com/investors/corporate-governance.

The Corporate Governance Guidelines provide, among other things, that:

•	a majority of the directors must be independent;

•	the Board shall designate a lead independent director who, among other things, is responsible for presiding over executive sessions of independent directors;

•	the Board shall appoint all members of Board committees;

•	the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees must consist solely of independent directors; and

•

the independent directors shall meet in executive sessions without the presence of the non-independent director(s) and members of Applied’s management at least twice a year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate.

As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments, and may modify the Corporate Governance Guidelines from time to time as it deems appropriate.

Director Independence. Director independence is determined under Nasdaq listing standards and SEC rules. An “independent director” means a person who is not an officer or employee of Applied or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director, nor any member of his or her immediate family, has had any direct or indirect material relationship with Applied within the previous three years, other than in connection with the director’s service on the Board.

The Board considered relationships, transactions and arrangements with each of the directors and concluded that none of the non-employee directors, or any of his or her immediate family members, has any relationship with Applied that would impair his or her independence. The Board has determined that each member of the Board, other than Messrs. Splinter and Dickerson, is an independent director under applicable Nasdaq listing standards and SEC rules. Messrs. Splinter and Dickerson do not meet the independence standards because they are employees of Applied. In addition, the Board has also determined that all directors who serve on the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees are independent directors under applicable Nasdaq listing standards and SEC rules.

Board Leadership Structure. Under our Corporate Governance Guidelines, the roles of Chairman and Chief Executive Officer may be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon the Company’s needs and the Board’s assessment of its leadership from time to time. Following a careful review of its leadership structure, the Board determined that it was appropriate to separate the role of Chairman and Chief Executive Officer in September 2013 in connection with the appointment of Mr. Dickerson as Chief Executive Officer. The Board’s leadership structure continues to include a Lead Independent Director.

Mr. Splinter has held the role of Executive Chairman since September 2013, having previously served as Applied’s Chairman since March 2009 and as Chief Executive Officer since April 2003, until the appointment of Mr. Dickerson as Chief Executive Officer and member of the Board effective September 1, 2013. Mr. Splinter’s industry and management experience enables him to understand the priorities and perspectives of Applied’s customers, suppliers and workforce, as well as the competitive landscape. In addition, Mr. Splinter has a deep understanding of the complex industries in which Applied operates and their global challenges and opportunities. As Executive Chairman, Mr. Splinter has been primarily focused on providing leadership on strategic projects, industry-wide initiatives and major public policy issues, as well as providing critical support of the proposed business combination with Tokyo Electron with respect to customer relations, regulatory, integration planning and other matters.

The Board’s independent directors, including the Lead Independent Director, provide effective oversight of management. Mr. Roelandts, an independent director, currently serves as Applied’s Lead Independent Director. The Lead Independent Director helps ensure a strong, independent and active Board. He presides at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors; has the authority to call meetings of the independent directors; serves as liaison between the Executive Chairman and the independent directors; approves information sent to the Board; provides input on and approves meeting agendas for the Board; approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; has the authority to retain outside advisors and consultants who report directly to the Board on board-wide issues; serves as a liaison for consultation and direct communication with stockholders; and performs such other duties as deemed necessary by the Board from time to time. The Lead Independent Director regularly communicates with other directors between scheduled Board meetings. The Board, including each of its committees, also has complete and open access to any member of management and the authority to retain independent advisors as the Board or such committees deem appropriate. In addition, all members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Human Resources and Compensation Committee are independent directors, and the committee chairs have authority to hold executive sessions without management and non-independent directors present.

Board’s Role in Risk Oversight. Applied is subject to a variety of risks, which generally include any event, circumstance or outcome that could adversely affect Applied’s ability to achieve its objectives or adversely impact Applied’s business, operations, financial condition or reputation. Some risks can be readily perceived and even quantified, while others are unexpected or unforeseeable. Risks can be external, such as those arising from the macroeconomic or industry environment, government policies or regulations, competitors’ activities, and natural disasters. Alternatively, risks can arise as a result of Applied’s business and financial activities, operations or strategies.

Applied’s management has day-to-day responsibility for identifying risks and assessing them in relation to Company strategies and objectives; implementing suitable risk mitigation plans, processes and controls; and appropriately managing risks in a manner that serves the best interests of Applied, its stockholders and other stakeholders.

Our Board of Directors is responsible for overseeing major risks facing the Company and reviewing management plans for their mitigation. Generally, various committees of Applied’s Board of Directors oversee risks associated with their respective areas of responsibility and expertise. For example, in carrying out its oversight of risks related to financial matters, our Audit Committee oversees, reviews and discusses with management, the Internal Auditor and the independent accountants, Applied’s major risk exposures and the steps management has taken to monitor and mitigate those exposures. Our Human Resources and Compensation Committee oversees risks associated with Applied’s compensation policies, plans and practices. Our Corporate Governance and Nominating Committee oversees the management of risks related to corporate governance matters, including director independence and board composition and organization.

Applied has implemented an enterprise risk management (“ERM”) program for the purpose of providing an enterprise-wide perspective on the Company’s risks, with the objective of identifying and mitigating key risks. Our Audit Committee is responsible for overseeing this program, including the identification of major risks facing the Company. These identified risks are then reported to the Board, which in turn delegates oversight responsibility for them to the respective Board committee(s) in whose area of responsibility and expertise the risks fall. Management reviews the ERM program activities regularly with the Audit Committee and the Board.

Senior management and other employees also report to the Board and relevant committees from time to time on risk-related issues. Our Chief Executive Officer and Chief Financial Officer report on certain risks and exposures relating to all or part of the Company; heads of our principal business units and other members of senior management report on the risks and exposures associated with their respective areas of responsibility; and the General Counsel reviews risks related to legal, compliance and regulatory matters. The full Board receives a comprehensive report prepared annually by the finance and legal organizations that identifies risk exposures and associated business processes to manage those risks. Applied’s management and other employees with responsibilities in a particular area review and contribute to sections of this report that relate to the risks and risk controls associated with that area. The Audit Committee reviews and discusses matters covered in this report.

Director Nominations. The Corporate Governance and Nominating Committee of the Board considers candidates for director nominees. This committee may retain search firms to assist in identifying and evaluating candidates for director nominees. As set forth in the Corporate Governance Guidelines, the Corporate Governance and Nominating Committee strives for a mix of skills and diverse perspectives (functional, gender, cultural and geographic) that is effective for the Board. Every effort is made to complement and supplement the skills of the existing Board and strengthen any identified areas for improvement. Based on the Corporate Governance and Nominating Committee’s recommendation, the Board selects director nominees and recommends them for election by Applied’s stockholders, and also fills any vacancies that may arise between Annual Meetings of Stockholders. Directors added to the Board to fill vacancies are generally recommended for election at the next Annual Meeting of Stockholders. The Board also may consider recommendations of director candidates from other sources. In selecting the director nominees, the Board assesses the independence, character and acumen of candidates and endeavors to establish a mix of background and experience in a number of areas of core competency, including: business judgment; management; accounting and finance; knowledge of the industries (including technologies and markets) in which we operate; manufacturing and service; leadership; strategic vision; international markets and global challenges; marketing; crisis/risk management; research and development; government; and other areas relevant to our business. Additional criteria include a candidate’s personal and professional ethics, integrity and values; willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board; and commitment to representing the long-term interests of Applied’s stockholders.

The Corporate Governance and Nominating Committee, or a screening committee of the Board, evaluates and interviews potential Board candidates. All members of the Board may interview the final candidate(s). The Corporate Governance and Nominating Committee also will consider potential director candidates recommended by stockholders. The same identification and evaluation procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

Stockholders wishing to recommend a prospective candidate for consideration by the Corporate Governance and Nominating Committee should submit the candidate’s name, biographical data, and a description of his or her qualifications in light of the criteria listed above to: Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054. Stockholders wishing to nominate a director should follow the specific procedures set forth in our Bylaws. Our Bylaws provide that any stockholder of record entitled to vote at the Annual Meeting who intends to nominate a director must notify Applied’s Corporate Secretary not more than 105 days and not less than 75 days prior to the first anniversary of the preceding year’s Annual Meeting. The notice must meet other requirements contained in the Bylaws, a copy of which can be obtained from Applied’s Corporate Secretary at the address set forth above.

Majority Voting. Under our Bylaws, in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “for” his or her election than votes cast “against” his or her election will be elected. Our Bylaws provide that in the event an incumbent director receives more “against” than “for” votes, he or she shall tender his or her resignation after certification of the stockholder vote. The Corporate Governance and Nominating Committee, composed entirely of independent directors, will consider the offer of resignation, taking into consideration all factors it deems relevant, and recommend to the Board the action to be taken. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders an offer of resignation may participate in the vote on the Corporate Governance and Nominating Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. Applied will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting an offer to resign.

The Corporate Governance Guidelines state that upon a change in a director’s principal occupation or retirement, he or she is expected to offer to resign. The Corporate Governance and Nominating Committee will review the appropriateness of the director’s continued Board membership and recommend to the Board the action to be taken.

Stockholders’ Right to Call a Special Meeting. At our last annual meeting in March 2014, our stockholders approved a stockholder proposal requesting a right for holders of at least 10% of our outstanding shares to call a special meeting (the “Proposal”).

The Board appreciates and takes very seriously the interests of the stockholders on this issue. In determining the appropriate response to the Proposal, the Board considered the current circumstances relating to the Company’s proposed Business Combination with Tokyo Electron, which was approved by our stockholders in June 2014. Applied has committed and continues to dedicate tremendous efforts to prepare to consummate the Business Combination and has also made strong progress in preparing for integration of the two companies as soon as the Business Combination closes.

The Board took into account the time, resources and expense that would be required to develop a deliberate and measured approach to implementing the Proposal, and the concern about diverting focus from the critical ongoing work on the Business Combination. The Board also considered the outreach to stockholders that the Company would undertake on this issue to ensure that provisions implemented would be supported by, and satisfactory to, Applied stockholders, and determined that, given the pending closing of the Business Combination, engagement on this issue would not be appropriate at this time, as it might cause unwarranted confusion about the Company’s intention and expectation to merge.

The Board also considered the fact that following the consummation of the Business Combination, the combined company will be governed by Dutch law, which provides that one or more stockholders representing at least 10% of the issued share capital of the combined company may call a special meeting of stockholders.

Based on these considerations, the Board determined that it was not appropriate to adopt responsive provisions to the Proposal at this time. However, if the Business Combination does not close, the Board, following consultation with stockholders, intends to determine and implement an appropriate response to the Proposal that would provide stockholders with the right to call a special meeting.

Standards of Business Conduct. For many years, Applied has had Standards of Business Conduct that embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers and all other members of its workforce to act ethically at all times and to acknowledge their commitment to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at http://www.appliedmaterials.com/investors/corporate-governance.

Stock Ownership Guidelines. The Board has adopted stock ownership guidelines to more closely align the interests of our directors and NEOs with those of our stockholders. The guidelines provide that non-employee directors should each maintain an investment in Applied stock with a value of at least $325,000. Applied’s Chief Executive Officer and Executive Chairman of the Board should each maintain an investment in Applied stock that is equal to at least five times his or her annual base salary. NEOs other than the Chief Executive Officer and Executive Chairman should each maintain an investment in Applied stock that is equal to at least three times his or her annual base salary. In determining whether the required investment levels have been met, shares are valued using the closing price of Applied stock on the date(s) acquired. In each case, and unless an exception is made by the Board’s Human Resources and Compensation Committee, such investment levels should be achieved no later than five years following a director’s or officer’s initial election or appointment.

Stockholder Communications. Any stockholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054. The Corporate Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholder communication process periodically in order to enable an effective method by which stockholders can communicate with the Board.

Compensation of Directors

Retainer and Meeting Fees. Directors who are employees of Applied do not receive any additional compensation for their service as directors. The cash compensation, consisting of a retainer and committee meeting fees, for our non-employee directors has not changed since fiscal 2009. Each non-employee director who serves for less than the full fiscal year receives a prorated amount of the annual retainer based on the portion of the fiscal year the director served. Non-employee directors who serve as chair of a committee or as Lead Independent Director receive an additional retainer for each such position held (which is similarly prorated if the director serves for less than the full fiscal year).

The table below reflects the cash compensation for non-employee directors for fiscal 2014.

Fiscal 2014
Annual Retainer	$65,000

Additional Retainer(s) for Committee Chairs and Lead Independent Director:
Audit Committee Chair	$20,000
Human Resources and Compensation Committee Chair	$15,000
Corporate Governance and Nominating Committee Chair	$10,000
Strategy Committee Chair	$10,000
Lead Independent Director	$15,000

Fee per Board Meeting Attended	$0

Fee per Committee Meeting Attended	$2,000

In addition to the retainer and committee meeting fees described above, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings, business events on behalf of Applied, and seminars and programs on subjects related to their responsibilities.

Charitable Matching Contributions. Non-employee directors are eligible to participate in The Applied Materials Foundation Matching Gift Program, under which the Foundation annually will match up to $2,000 of a non-employee director’s donations to eligible non-profit civic, arts, environmental and educational organizations. Non-employee directors are subject to the same maximum matching amount and other terms as those for Applied’s employees.

Equity Compensation

Fiscal 2014 Awards. During fiscal 2014, each non-employee director received an automatic, non-discretionary grant of 10,615 restricted stock units (“RSUs”) under the Applied Materials, Inc. Employee Stock Incentive Plan. The number of shares of this award was the number of RSUs (rounded down to the nearest whole share) equal to $200,000, divided by 100% of the fair market value of a share of Applied common stock on the grant date, which was the date of our 2014 annual meeting of stockholders (“2014 Annual Grants”). The 2014 Annual Grants are scheduled to vest in full on March 1, 2015, provided the non-employee director remains on the Board through the scheduled vesting date. If not already vested, the vesting of these grants will be accelerated in full upon a non-employee director’s earlier termination of service on the Board due to disability or death. In addition, upon a change of control of Applied, the vesting of the 2014 Annual Grants will accelerate in full if the director ceases to be a non-employee director (and does not become a member of the board of directors of any successor corporation or its parent). The Business Combination is not considered to be a change of control under the Employee Stock Incentive Plan.

The Human Resources and Compensation Committee of our Board may modify the number of RSUs granted to non-employee directors under the Employee Stock Incentive Plan in the future and may amend, terminate or suspend the Employee Stock Incentive Plan at any time and for any reason, and will obtain stockholder approval to the extent necessary or desirable to comply with applicable laws.

Vesting Acceleration. In March 2014, the vesting schedule for all equity awards held by non-employee directors, which consists solely of RSUs, was changed to provide for acceleration of vesting as of the date that is three trading days prior to the expected date of consummation of the Business Combination, provided that the awards remain outstanding through such date. This accelerated vesting is expected to mitigate or eliminate the impact of an excise tax that would be imposed under Section 4985 of the Internal Revenue Code (the “Code”) on unvested awards outstanding as of the closing of the Business Combination. Code Section 4985 generally imposes a punitive 15% excise tax on the value of equity awards held by directors and executive officers during the period six months before to six months after consummation of the Business Combination. Assuming the Business Combination occurred on October 24, 2014, the last business day of fiscal 2014, a total of 13,782 restricted stock units held by each non-employee director would have accelerated vesting.

Deferred and Retirement-Eligible Shares. Notwithstanding the vesting acceleration described above, a number of RSUs held by certain non-employee directors might not be settled prior to the consummation of the Business Combination and as a result, may be subject to the Section 4985 excise tax. This consists of shares that the directors would otherwise receive upon the vesting of RSUs but as to which they have previously elected to defer settlement, and certain shares that would vest upon the directors’ retirement for those directors who are retirement-eligible before the originally scheduled vesting date of the shares. In order to comply with applicable rules under Section 409A of the Code, deferred shares held by any non-employee director who continues onto the Board of Directors of the combined company after the closing of the Business Combination, Eteris N.V. (“Eteris”), will not be settled prior to the consummation of the Business Combination. Deferred shares held by those Applied non-employee directors who do not continue on the Eteris Board are expected to be settled shortly prior to the consummation of the Business Combination, to the extent permitted by the deferred compensation rules of Section 409A. This settlement is expected to mitigate or eliminate the Section 4985 excise tax that otherwise would apply to the deferred shares. Also to comply with Section 409A, shares held by Dr. Parker and Mr. Roelandts (regardless of whether they continue onto the Eteris Board) that, but for the vesting acceleration noted above, would vest on March 1, 2015 or upon their retirement from the Applied Board, also may not be settled prior to the consummation of the Business Combination (other than in accordance with the originally applicable vesting schedule). Of the ten current non-employee members of the Applied Board, three are expected to join the Eteris Board.

All currently outstanding unvested RSUs held by the non-employee directors are scheduled to vest on March 1, 2015, and will be paid in shares, subject to the deferral elections and restrictions described in the preceding paragraph. Shares that are unsettled as of the consummation of the Business Combination may be subject to the Section 4985 excise tax. The maximum number of shares that may be subject to the excise tax under Section 4985 for Dr. Parker and Mr. Roelandts is 3,167 shares and 24,858 shares, respectively. The following maximum number of shares also may be subject to the Section 4985 excise tax: 60,154 shares for Ms. James; 52,906 shares for Mr. Powell; 81,845 shares for Mr. Rogers; and 43,495 shares for Mr. Swan. Each of Messrs. de Geus, Forrest, Iannotti and Karsner does not hold any shares that, after vesting acceleration, would be subject to the Section 4985 excise tax. In order to address the adverse tax consequences to non-employee directors relating to shares that cannot be settled prior to the Business Combination, Applied agreed to pay the Section 4985 excise tax that may be imposed on such shares, as well as an amount sufficient to pay all taxes related to Applied’s payment of the Section 4985 taxes. The amount of these taxes for each non-employee director will depend on the number of shares held by him or her to which the Section 4985 excise tax applies, the value of a share of Applied’s common stock as of the consummation of the Business Combination, the non-employee director’s applicable tax rate, and certain other factors. Payment of these taxes is intended to place these non-employee directors in the same position as most other Applied equity holders, and to mitigate adverse tax consequences resulting from their continuing as members of the Board though the consummation of the Business Combination.

The following table shows compensation information for Applied’s non-employee directors for fiscal 2014.

Director Compensation

For Fiscal 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(4)	Total ($)
Aart J. de Geus	71,000	195,847	—	—	—	—	266,847
Stephen R. Forrest	71,000	195,847	—	—	—	—	266,847
Thomas J. Iannotti	79,000	195,847	—	—	—	500	275,347
Susan M. James	103,000	195,847	—	—	—	2,000	300,847
Alexander A. Karsner	75,000	195,847	—	—	—	1,000	271,847
Gerhard H. Parker	81,000	195,847	—	—	—	—	276,847
Dennis D. Powell	115,000	195,847	—	—	—	—	310,847
Willem P. Roelandts	107,000	195,847	—	—	—	—	302,847
James E. Rogers	73,000	195,847	—	—	—	—	268,847
Robert H. Swan	91,000	195,847	—	—	—	—	286,847

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts represent the aggregate grant date fair value of stock awards granted in fiscal 2014 (consisting of 10,615 restricted stock units granted to each director on March 4, 2014), as determined pursuant to FASB Accounting Standards Codification 718 (also referred to as “ASC 718”). The assumptions used to calculate the value of stock awards are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2014 filed with the SEC on December 17, 2014.
(2)	Including the 10,615 restricted stock units granted to each director on March 4, 2014, each director had 13,782 restricted stock units outstanding at the end of fiscal 2014. In addition, certain directors had restricted stock units that have vested in previous years and which, pursuant to such director’s election to defer, will be converted to shares of Applied common stock and paid to him or her on the date of his or her termination of service from the Board, as follows: Ms. James, 56,987 units; Mr. Powell, 52,906 units; Mr. Roelandts, 21,691 units; Mr. Rogers, 78,678 units; and Mr. Swan, 40,328 units.
(3)	Non-employee directors did not receive any option grants during fiscal 2014 and did not have any option awards outstanding at the end of fiscal 2014.
(4)	Amount shown represents The Applied Materials Foundation’s matching contribution of the director’s donations to eligible non-profit organizations under The Applied Materials Foundation Matching Gift Program.

Mr. Splinter, our Executive Chairman of the Board, and Mr. Dickerson, our President and CEO, are both employees of the Company and therefore they did not receive any retainer or meeting fees, or any RSUs automatically granted to non-employee directors, in fiscal 2014. Fiscal 2014 compensation information for Messrs. Splinter and Dickerson can be found in the Summary Compensation Table on page 40.

STOCK OWNERSHIP INFORMATION

Principal Stockholders

The following table shows the number of shares of Applied common stock beneficially owned as of January 25, 2015 by each person known by Applied to own 5% or more of Applied common stock. In general, “beneficial ownership” refers to shares that an entity or individual had the power to vote or the power to dispose of, and shares that such entity or individual had the right to acquire within 60 days after January 25, 2015.

	Shares Beneficially Owned
Name	Number		Percent(1)
Artisan Partners Limited Partnership.	73,774,458	(2)	6.0%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
BlackRock, Inc.	69,512,621	(3)	5.7%
55 East 52nd Street New York, NY 10022
The Vanguard Group	66,565,720	(4)	5.4%
100 Vanguard Blvd. Malvern, PA 19355
Waddell & Reed	65,407,237	(5)	5.3%
6300 Lamar Avenue Overland Park, KS 66202

(1)	Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,228,672,977 shares of common stock outstanding as of January 25, 2015.
(2)	The Schedule 13G filed with the SEC jointly by Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP and Artisan Partners Asset Management Inc. on January 30, 2015 indicates that as of December 31, 2014, each of these entities had shared power to direct the disposition of 73,774,458 shares and shared voting power over 68,352,552 shares.
(3)	The amended Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 2, 2015 indicates that as of December 31, 2014, BlackRock had sole power to direct the disposition of 69,512,621 shares and sole voting power over 59,061,358 shares.
(4)	The amended Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 10, 2015 indicates that as of December 31, 2014, Vanguard had sole power to direct the disposition of 64,585,092 shares, shared power to direct the disposition of 1,980,628 shares and sole voting power over 2,106,625 shares.
(5)	The Schedule 13G filed with the SEC jointly by Waddell & Reed Financial, Inc. (“WDR”), Waddell & Reed Financial Services, Inc. (“WRFSI”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”) and Ivy Investment Management Company (“IICO”) on February 13, 2015 indicates that as of December 31, 2014, WDR had sole power to dispose of and sole power to vote 65,407,237 shares, each of WRFSI and WRI had sole power to dispose of and sole power to vote 34,992,840 shares, WRIMCO had sole power to dispose of and sole power to vote 34,992,840 shares, and IICO had sole power to dispose of and sole power to vote 30,414,397 shares.

Directors and Executive Officers

The following table shows the number of shares of Applied common stock beneficially owned as of January 25, 2015 by: (1) each director and director nominee, (2) each Named Executive Officer (“NEO”), and (3) the current directors and executive officers as a group.

		Shares Beneficially Owned
Name	Total Number of Shares(1)	Common Stock(2)		Right to Acquire(3)	Other Stock-Based Holdings(4)
Directors, not including the CEO and Executive Chairman:
Aart J. de Geus	112,460	98,678		13,782	—
Stephen R. Forrest	89,760	75,978		13,782	—
Thomas J. Iannotti	66,460	52,678		13,782	—
Susan M. James	74,614	3,845		13,782	56,987
Alexander A. Karsner	13,782	—		13,782	—
Gerhard H. Parker	195,744	181,962	(5)	13,782	—
Dennis D. Powell	74,723	8,035		13,782	52,906
Willem P. Roelandts	121,885	86,412		13,782	21,691
James E. Rogers	141,391	48,931		13,782	78,678
Robert H. Swan	111,350	57,240		13,782	40,328

Named Executive Officers:
Gary E. Dickerson	585,944	585,944	(6)	—	—
Michael R. Splinter	1,692,618	1,692,618	(7)	—	—
Randhir Thakur	238,087	238,087	(8)	—	—
Robert J. Halliday	82,611	82,611		—	—
Ali Salehpour	111,009	111,009		—	—
Current Directors and Executive Officers, as a Group (19 persons)	4,177,243	3,781,333	(9)	145,320	250,590

(1)	The total beneficial ownership for any individual and the total for the group is less than 1%. Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,228,672,977 shares of common stock outstanding as of January 25, 2015, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after January 25, 2015.
(2)	Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.
(3)	Indicates shares that the named individual or group has the right to acquire through the vesting of restricted stock units within 60 days of January 25, 2015.
(4)	Number of shares represents restricted stock units that have vested and which, pursuant to the director’s election to defer, will be converted to shares of Applied common stock and paid to him or her on the date of his or her termination of service from the Applied Board.
(5)	Includes 484 shares held in a family foundation, which is a charitable trust. Dr. Parker disclaims beneficial ownership of the 484 shares held in the family foundation.
(6)	Includes 110,000 shares of unvested restricted stock.
(7)	Includes (a) 69,900 shares of unvested restricted stock and (b) 300,000 shares held in a family trust.
(8)	Includes 5,100 shares of unvested restricted stock.
(9)	Includes 185,000 shares of unvested restricted stock.

Business Combination

On September 24, 2013, we entered into an agreement with Tokyo Electron to effect a strategic combination of our respective businesses. In June 2014, the shareholders of Applied and Tokyo Electron approved the proposed Business Combination. Based on the number of shares of Applied common stock and shares of Tokyo Electron common stock expected to be issued and outstanding immediately prior to the closing of the transaction, it is anticipated that, immediately following the transaction, former Applied stockholders and former Tokyo Electron shareholders will own approximately 68% and 32%, respectively, of the new combined company. The closing of the Business Combination is subject to customary conditions, including regulatory approvals.

PROPOSAL 2—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs, as described in this Proxy Statement. Our “say-on-pay” proposals in the previous four consecutive years were supported by approximately 90% or more of votes cast.

Our Board of Directors believes that our compensation policies and practices promote a performance-based culture and align our executives’ interests with those of our stockholders through a strong emphasis on at-risk compensation tied to the achievement of performance objectives and the creation of stockholder value. Our executive compensation program is also designed to attract and retain highly-talented executives who are critical to the successful implementation of Applied’s strategic plan.

Pay Aligned with Performance.    There is strong alignment between key metrics used to determine and inform our compensation decisions (Applied’s non-GAAP adjusted EPS and TSR) and the annual total direct compensation (base salary, annual incentive bonus and annual long-term incentive awards) paid to our CEO during the last five fiscal years. See page 23 for a chart illustrating this alignment.

Approximately 90% of Executive Officer Pay Tied to Performance.    Performance-based incentive compensation (cash and long-term incentive awards) represented approximately 90% of NEOs’ annual total direct compensation (base salary, annual incentive bonus and annual long-term incentive award) in fiscal 2014. Performance objectives include operating profit margin, operating profit, and adjusted earnings per share.

Please see the “Compensation Discussion and Analysis” section for further discussion of our executive compensation program and the fiscal 2014 compensation of our NEOs.

We are asking our stockholders to approve the compensation of our NEOs as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the Summary Compensation Table, other compensation tables, narrative discussion and related disclosure.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Human Resources and Compensation Committee and the Board value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our NEOs.

The Board unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles and material elements of our executive compensation program, how we applied those principles in determining the material elements of our NEOs’ compensation for fiscal year 2014, and how we use our compensation program to drive performance. We believe that our actions in fiscal 2014 and in prior years demonstrate that we have effectively linked pay to performance.

Our NEOs for fiscal 2014 are:

•	Gary E. Dickerson, President and Chief Executive Officer;

•	Michael R. Splinter, Executive Chairman of the Board;

•	Randhir Thakur, Executive Vice President, General Manager, Silicon Systems Group;

•	Robert J. Halliday, Senior Vice President, Chief Financial Officer; and

•	Ali Salehpour, Senior Vice President, General Manager, New Markets and Service Group

Executive Summary

Company Initiatives and Industry Environment

In fiscal 2014, we continued to enhance our leadership in precision materials engineering. Our customers are navigating the biggest changes in technology in decades. These major changes in technology provide a catalyst for our growth, create new precision materials engineering steps, expand our available markets and fuel strong demand for our products. Applied is uniquely positioned to apply our differentiated capabilities in precision materials engineering to enable major technology transitions for our customers and to deliver market share gains and profitable growth for Applied.

Key Business and Financial Performance Highlights

Fiscal 2014 was a strong performance year. We made significant progress towards our strategic and financial goals as an organization. Our fiscal 2014 financial performance reflects ongoing technology and capacity investments by our semiconductor and display customers, sustainable market share gains in growing markets, as well as significant improvements in our execution, efficiency and costs that we achieved while increasing investment in new product development.

Key strategic and operating accomplishments included:

•	Achieved total shareholder return (“TSR”) of approximately 21% for the fiscal year;

•	Won market share gains across multiple products;

•	Increased research and development investments in technologies that provide the greatest opportunities for growth;

•	Delivered material cost savings that contributed to a significant increase in gross margin;

•	Shifted spending from corporate overhead and lower-return programs to fund growth;

•	Moved our Energy and Environmental Solutions segment to positive operating margin for the first time since 2011; and

•

Achieved these results while preparing for our proposed business combination with Tokyo Electron (the “Business Combination”), which will enable us to further accelerate our strategy and work towards delivering even greater value for our stockholders.

The table below shows the key highlights of Applied’s financial and market performance in fiscal 2014 (see the Appendix for a reconciliation of non-GAAP adjusted measures):

Performance Metric	2013	2014	% Change
Revenue (in billions)	$7.5	$9.1	+21%	Key Highlights: • Revenue, excluding solar, was highest in seven years

Non-GAAP Adjusted Operating Income (in billions)	$1.03	$1.78	+73%	• Net sales in our Silicon Systems Group segment grew by 25%, highest in seven years

Non-GAAP Adjusted Earnings Per Share	$0.59	$1.07	+81%	• Three-year high in both non-GAAP adjusted operating profit margin and non-GAAP adjusted net income
Non-GAAP Adjusted Gross Margin %	42.1%	44.1%	+2 points
Non-GAAP Adjusted Operating Profit Margin %	13.7%	19.6%	+5.9 points	• Highest orders and non-GAAP adjusted operating profit margins in our Applied Global Services segment since 2007
Share Price (FYE)	$17.71	$20.99	+19%

In fiscal 2014, we continued to improve the Company’s TSR and to deliver long-term value for stockholders. The graph on the left below shows the one- and three-year TSR as of October 26, 2014 (the last day of fiscal 2014) for Applied common stock as compared to the one- and three-year TSR as of the same date for our fiscal 2014 peer group companies. All TSR values, including in tables and graphs, shown assume reinvestment of dividends. See “Fiscal 2014 Peer Group Companies” for more information about the companies included in this peer group. In addition, the graph on the right shows the one- and three-year TSR as of October 26, 2014 for Applied common stock, the NASDAQ Composite, the S&P 500, and the PHLX Semiconductor Sector indices.

Fiscal 2014 Executive Compensation

Our fiscal 2014 compensation program was designed to recognize, motivate, and retain a unified senior management team in an extremely competitive marketplace and ensure that executive pay is appropriately reflective of performance. Several decisions during the year reflected the unique circumstances of the Business Combination, with an intent to incentivize and retain our leadership team during the critical period prior to the closing of the transaction, while continuing to effectively operate Applied’s business and stay focused on longer-term goals. Specifically, our Human

Resources and Compensation Committee (the “Committee”) considered the impact of Section 4985, which generally imposes a punitive 15% excise tax on the value of equity awards held by executive officers and directors during the period six months before to six months after consummation of the Business Combination. The Committee’s objective was to minimize the punitive impact of Section 4985 without undermining the objectives of Applied’s overall compensation program.

Key compensation decisions for fiscal 2014 included:

•	No Increases to Base Salaries or Target Bonuses: Did not increase our NEOs’ base salaries or target bonus opportunities (except in recognition of one NEO’s expanded responsibilities);

•

Annual Bonuses Reflect Strong Company Performance: Awarded actual annual incentive payouts to our NEOs that ranged from 110% to 126% of target, reflecting our strong performance over the year and the achievement of fiscal 2014 objectives;

•	Long-Term Incentives Reflect Impact of Business Combination: Modified our long-term incentive program to reflect the challenges and complexities associated with the Business Combination, including:

•

Granted performance units settled in cash rather than equity (as cash awards generally are not subject to Section 4985), with no opportunity to benefit from the 19% stock price appreciation during the fiscal year;

•

Tied the earnout of the cash-based performance units to an absolute operating profit margin threshold rather than a scaled relative operating profit margin (recognizing the difficulty of setting appropriate relative performance ranges while preparing to close the Business Combination), and further required continued employment over a three-year period; and

•

Granted increased amounts of long-term incentives to certain NEOs (including our CEO) to reflect (1) the challenges of meeting Applied’s long-term financial and strategic goals while preparing to close the Business Combination, and (2) the enhanced need to retain our executive team during the critical period leading up to and following the Business Combination.

•

Delayed Payment of Retention Bonuses: Amended the terms of retention bonuses granted in fiscal 2013 to extend the retention period to be consistent with the timeframe expected to complete the Business Combination (our CEO and Executive Chairman did not receive a retention bonus).

Pay For Performance Alignment

Pay Mix

In fiscal 2014, we continued our strong commitment to pay for performance by aligning a significant portion of executive compensation with demonstrated performance. As shown by the charts below, the performance-based incentives for our NEOs constituted approximately 90% of annual total direct compensation (base salary, annual incentive bonus and full amount of annual long-term incentive awards):

Overall Alignment of Pay and Performance

The following chart demonstrates the alignment between key metrics used to determine and inform our compensation decisions (Applied’s non-GAAP adjusted EPS and TSR) and the annual total direct compensation (base salary, annual incentive bonus and annual long-term incentive awards) paid to our CEO during the last five fiscal years (see the Appendix for a reconciliation of non-GAAP adjusted measures):

Notes regarding graph:

(1)	Compensation is based on annual total direct compensation of Mr. Dickerson for fiscal 2013 and fiscal 2014, and annual total direct compensation of Mr. Splinter for fiscal 2010 through 2012. Annual total direct compensation consists of base salary (annualized for Mr. Dickerson as of the end of fiscal 2013 for purposes of this graph only), annual incentive bonus, and annual long-term incentive awards (grant date fair value of annual equity awards, not cash actually received, for fiscal 2010 through 2013, and total amount of cash-settled performance units for fiscal 2014). The fiscal 2014 compensation primarily reflected an increased amount of cash-settled performance units to reflect the challenges of meeting our long-term financial and strategic goals while preparing to close the Business Combination and the enhanced need to retain our CEO during this critical period.
(2)	TSR line illustrates the relative change in total shareholder return, assuming $100 was invested in Applied common stock at the end of fiscal 2010 and assuming reinvestment of dividends.
(3)	Non-GAAP adjusted EPS line illustrates the relative change in non-GAAP adjusted EPS since the end of fiscal 2010 through the end of fiscal 2014.

Other Key Compensation Practices

•	Objective performance criteria: Our performance-based compensation program uses a variety of objective performance measures to reflect our various financial and strategic goals for the period.

•	No executive pensions or perquisites: We do not provide any executive pension or executive retirement plans, guaranteed bonuses, company-paid personal travel or executive health plans.

•

Limited change of control benefits: Our plans do not provide for any benefits that would be triggered by a change of control, other than the double-trigger vesting acceleration provisions (requiring both a change of control and termination of employment) that apply to employee equity awards under the Employee Stock Incentive Plan. The Business Combination is not considered to be a change of control under the Employee Stock Incentive Plan.

•	Clawback policy: We have an incentive compensation “clawback” policy providing for reimbursement of incentive compensation from an executive officer under certain circumstances.

•	Stock ownership guidelines: We have stock ownership guidelines to more closely align the interests of our directors and NEOs with those of our stockholders.

•

Limited gross-up payments: We do not generally pay taxes on our executives’ behalf through “gross up” payments, other than for business-related relocation, tax equalization related to expatriate assignments, and, for the fiscal 2015 equity awards only, to mitigate the punitive Section 4985 tax that may be incurred in connection with the Business Combination.

Further details about these practices and the reasons behind them are discussed below under “Base Salaries,” “Annual Incentive Bonus Opportunities,” “Long-Term Incentive Compensation,” and “Employment Agreements and Retention Arrangements.”

Overview of Compensation Program Philosophy and Governance Framework

Our executive compensation program has three principal objectives:

(1) to attract, reward and retain highly talented executive officers and other key employees;

(2) to motivate these individuals to achieve short-term and long-term goals that enhance stockholder value; and

(3) to support Applied’s core values and culture.

We seek to achieve these objectives by:

•	providing compensation that is competitive with the practices of other leading, high technology companies; and

•	linking rewards to company and individual performance by:

•	setting challenging performance goals for executive officers and other key employees;

•	providing short-term and long-term incentives for achieving these goals; and

•	providing equity incentives intended to motivate executive officers and key employees to increase long-term stockholder value while aligning with stockholders’ interests.

The Committee uses these principles to determine base salaries, short-term cash incentives and long-term incentive awards. The Committee also considers Applied’s business objectives, the skills and experience of the executive, competitive practices and trends, corporate considerations (including the compensation level of an executive officer relative to other Applied officers and affordability of the compensation program), and regulatory requirements. The Committee further considers the results of the annual advisory “say-on-pay” vote and stockholder feedback. At our 2014 Annual Meeting, a strong majority (89.47% of the votes cast) of our stockholders approved the NEO compensation program described in our 2014 proxy statement (the fourth consecutive year of approximately 90% or more support). The Committee took into consideration this strong stockholder support in implementing the fiscal 2014 executive compensation program.

Role and Authority of the Human Resources and Compensation Committee

The Committee has a written charter approved by the Board that specifies the Committee’s duties and responsibilities (available on Applied’s website at http://www.appliedmaterials.com/investors/corporate-governance). Under this charter, the Committee oversees our executive compensation program, reviews and approves the compensation philosophy for employees, and reviews and approves the compensation of the NEOs, other executive officers, and members of the Board. The Committee also oversees Applied’s strategic human resources programs, including executive development and succession planning, major employee benefit plans, and equity compensation plans.

Each member of the Committee is independent, as determined under Nasdaq, SEC, and Internal Revenue Code (“Code”) rules. The Committee may delegate any of its responsibilities to subcommittees. See “Board and Committee Meetings” for more information about the Committee.

Role of Compensation Consultant

The Committee has the power to engage independent advisors to assist it in carrying out its responsibilities. For fiscal 2014, the Committee continued to engage Semler Brossy Consulting Group (“Semler Brossy”) as its independent executive compensation consultant. Semler Brossy, who reports directly to the Committee and not to management, is independent from Applied, has not provided any services to Applied other than to the Committee, and receives compensation from Applied only for services provided to the Committee. The Committee assessed the independence of Semler Brossy pursuant to SEC rules and concluded that the work of Semler Brossy has not raised any conflict of interest.

Semler Brossy reviews and advises on all principal aspects of the executive compensation program. Its main responsibilities are to:

•	advise on alignment of pay and performance;

•	review and advise on executive total compensation, including base salaries, short- and long-term incentives, associated performance goals, and retention and severance arrangements;

•	advise on trends in executive compensation;

•	provide recommendations regarding the composition of our peer group;

•	analyze peer group proxy statements, compensation survey data, and other publicly available data (and apply its experience with other companies to this analysis); and

•	perform any special projects requested by the Committee.

The Committee typically asks Semler Brossy to attend the Committee’s meetings, including executive sessions at which management is not present. Semler Brossy communicates regularly with the Committee’s Chair outside of Committee meetings, and also meets with management to gather information and review proposals. Semler Brossy is expected to remain the Committee’s independent consultant until determined otherwise by the Committee or Semler Brossy.

Role of Executive Officers and Management in Compensation Decisions

For fiscal 2014, the Committee invited Mr. Dickerson (as CEO), Mr. Splinter (as Executive Chairman) and other executives, including the heads of Global Human Resources and Global Rewards, to attend its meetings, and also regularly held executive sessions without management present. The CEO, together with the Committee, typically assesses the performance of our NEOs and other executive officers. The CEO presents to the Committee his evaluation of each executive officer’s performance over the past year and makes recommendations to the Committee regarding base salaries, bonus targets and actual payments, performance goals and weightings, and long-term incentive awards for executive officers. The Committee considers these recommendations in making its final determinations, generally after considering input from Semler Brossy. The Committee discusses the CEO’s proposed compensation with the Executive Chairman, and the Committee always makes final decisions regarding the CEO’s compensation when he is not present.

In formulating its compensation recommendations for fiscal 2014, management considered data primarily from a survey conducted by Radford Survey + Consulting, as well as publicly-available information about the peer group provided by Semler Brossy.

Risk Assessment of Compensation Programs

Applied has determined that its compensation policies, plans and practices are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on the Company. To make this determination, Applied’s management reviewed compensation policies, plans and practices that: covered the Company’s executive officers, as well as the global employee population; were structured differently from those of other business units; or represented a significant portion of the Company’s compensation expense. Next, management assessed the following features of these policies, plans and practices: design, payment methodology, potential payment volatility, relationship to the Company’s financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Management then reviewed with the Committee the findings of this assessment.

Moreover, Applied has in place various controls to mitigate risks relating to compensation policies, plans and practices, such as executive stock ownership guidelines and a clawback policy that enables the recovery of certain incentive compensation payments in certain circumstances.

Compensation Design and Performance Framework

The primary elements of our compensation program consist of base salary, annual incentive bonuses, and annual long-term performance-based incentive awards. These primary elements were chosen after considering a number of factors, including our desire to drive long-term strategy and continuous improvement in financial and operational performance, as well as the competitive pay practices of our peer group. Each primary element is intended to support one or more of the principal objectives of our compensation philosophy, and the Committee regularly reviews and assesses these elements. Other elements of compensation include a 401(k) savings plan, deferred compensation benefits, and other benefits programs that are generally available to all employees.

In setting compensation levels for each NEO, the Committee considers, among other factors, each element of compensation; the compensation package as a whole; compensation levels at our peer companies for comparable positions; and the executive’s scope of responsibility, prior experience and achievements, advancement potential, impact on results and expected future contributions to our business.

Fiscal 2014 Peer Group Companies

The Committee compares our executive compensation program with compensation paid by a peer group consisting of a broad range of high technology companies whose businesses are similar to ours and with which we typically compete for executive talent. For fiscal 2014, the Committee used the following peer group:

Advanced Micro Devices, Inc.	Harris Corporation	NetApp, Inc.

Agilent Technologies, Inc.	Intel Corporation	Qualcomm Inc.

Broadcom Corporation	Juniper Networks, Inc.	SanDisk Corporation

Cisco Systems, Inc.	KLA-Tencor Corporation	Seagate Technology

Corning Inc.	Lam Research Corporation	SunPower Corporation

EMC Corporation	Micron Technology, Inc.	Texas Instruments Inc.

First Solar, Inc.	Motorola Solutions, Inc.	Western Digital Corporation

In assembling the fiscal 2014 peer group, we consider companies that meet the following criteria: (1) technology companies with manufacturing operations; (2) companies whose revenues were approximately one-third to five times that of Applied; (3) companies with global operations that disclose executive compensation pursuant to SEC rules; (4) companies that compete with Applied for key talent; and (5) companies based in the U.S. with significant levels of resources dedicated to research and development as a percentage of revenue. The companies above met most of these criteria; in addition, certain of the companies were among Applied’s principal U.S. competitors or Applied’s top U.S. customers. The fiscal 2014 peer group is unchanged from fiscal 2013. The Committee may make other changes in the peer group as it deems appropriate in the future.

Data gathered on the peer group include base salary, bonus, targeted cash compensation, long-term incentive awards and total direct compensation. Management and the Committee use this survey data to assess the compensation levels paid by our peer group and the levels paid within the targeted percentile range discussed below. Deferred compensation plans and other benefits generally are not considered, as they are not a material element of an NEO’s overall compensation package. The peer group data is gathered from the sources described in “Role of Executive Officers and Management in Compensation Decisions” above.

Determining Annual Total Direct Compensation

At the beginning of fiscal 2014, the Committee evaluated the annual total direct compensation – consisting of annual cash compensation plus annual long-term incentive awards – of each NEO. The Committee targeted a range within the 50th to the 75th percentile of Applied’s peer group for each of these NEOs’ total direct compensation, but not a particular point within the range. The Committee believes that seeking to pay within this range furthers our goals of attracting, rewarding and retaining highly talented individuals, and motivating them to achieve goals that enhance stockholder value. Targeting a percentile range for total direct compensation allows the Committee to meet Applied’s objectives while retaining flexibility to tailor compensation based on individual circumstances. However, each individual element of compensation varies and is not necessarily targeted to a percentile range. For both cash compensation and long-term incentives, the Committee may vary from the targeted range, depending on the NEO’s scope of responsibility, job performance, skill set, prior experience and achievements, advancement potential, impact on results and expected future contributions to our business, as well as the compensation level of an executive officer relative to other Applied officers, pressures to attract and retain talent, and business conditions. Assessment of an individual NEO’s job performance, other than the CEO’s, is based on the CEO’s determination of that NEO’s achievement of stated business goals, as well as the CEO’s subjective evaluation of the NEO’s contributions, leadership abilities, demonstration of Applied’s core values, skills, and future potential. In assessing the CEO’s job performance, the Committee considers similar factors, as well as input from the Executive Chairman. Actual pay results may be outside of the targeted range due to the performance of the NEO or of the Company, as performance-driven incentive compensation comprises the largest part of our compensation program.

Mr. Dickerson’s and Mr. Halliday’s targeted total direct compensation at the beginning of fiscal 2014 was above the 50th to 75th percentile targeted range. For Mr. Dickerson, the Committee believed this was appropriate in light of several factors, including his continued leadership as our President and CEO in focusing on new strategies for profitable growth, planning for the successful closing of the Business Combination and leading post-close integration, and the continued demands of running our business. The Committee recognized that leading the efforts to manage and close the Business Combination while simultaneously striving to meet Applied’s long-term financial and strategic goals would present singular challenges and be extremely demanding. The Committee also considered Mr. Dickerson’s expected future contributions to our business, and to the combined business following the Business Combination. Mr. Dickerson’s compensation also was set higher than the compensation of our other NEOs due to the distinctive nature and broad scope of a CEO’s leadership responsibilities, the unique accountability a CEO carries with respect to the company’s performance, and the particularly competitive market for attracting and retaining highly talented CEOs. For Mr. Halliday, the Committee believed his targeted total direct compensation was appropriate because of his demonstrated leadership as our CFO, his leadership of our Mergers and Acquisitions and Global Information Systems groups, and his critical role in preparing to close the Business Combination and planning for post-closing integration, as well as his expected future contributions to our business and to the combined company following the closing of the Business Combination. All our other NEOs’ targeted total direct compensation at the beginning of fiscal 2014 was within the 50th to 75th percentile targeted range.

Components of Total Direct Compensation

Base Salaries

Base salaries and bonus opportunities are designed to attract, motivate, reward and retain executive talent, as well as to align pay with performance. At the beginning of each fiscal year, the Committee determines each officer’s targeted total cash compensation (salary and target bonus).

Base salaries are an annual fixed level of cash compensation for our executive officers. The Committee did not increase or otherwise change NEO base salaries in fiscal 2014, except in recognition of the expanded responsibilities assumed by Mr. Salehpour, as further discussed below. The Committee, in consultation with management, decided that continuing base salary amounts from fiscal 2013 met the goal of sufficiently recognizing executives for their time and service, was sufficiently competitive to provide adequate retention value, and allowed Applied to continue its focus on weighting NEO cash compensation toward performance-based incentives.

Annual Incentive Bonus Opportunities

In fiscal 2014, all of our NEOs participated in the Senior Executive Bonus Plan (the “Bonus Plan”). The annual incentive bonus opportunity for each NEO under the Bonus Plan is linked to Applied’s performance in achieving strategic and financial objectives and to individual performance. Company and individual objectives are designed to incentivize management to proactively address cyclical industry conditions, drive strong operating performance, invest in innovation to drive future growth, and create stockholder value. The process we use for annual incentives is:

Bonus Plan Overview.    The Bonus Plan is a stockholder-approved annual bonus program for our senior executives, including our NEOs. The Bonus Plan is designed to motivate and reward achievement of Applied’s business goals, and to attract and retain highly talented individuals. Bonuses under this plan are intended to qualify as “performance-based” compensation under Section 162(m) of the Code and are paid only to the extent that performance goals actually are achieved.

Determining Fiscal 2014 Target Bonus Amounts.    Target bonus amounts for each of the NEOs are expressed as a percentage of base salary. The Committee sets the annual target bonus amount for Mr. Dickerson, and takes into consideration Mr. Dickerson’s recommendations in setting the annual target bonus amounts for the other NEOs. In early fiscal 2014, Mr. Dickerson recommended that the target bonuses of the other NEOs remain unchanged from fiscal 2013. In making this recommendation, Mr. Dickerson relied on a variety of factors, including publicly available data and market survey data as described above, as well as his assessment of individual performance, current and anticipated contributions by each NEO, internal equity and overall economic and business conditions. In determining Mr. Dickerson’s target bonus amount, the Committee considered the same factors used by Mr. Dickerson to determine the target bonus amounts for the other NEOs. No change was made to the CEO’s target bonus amount.

In September 2014, based on Mr. Dickerson’s recommendation, the Committee increased Mr. Salehpour’s target bonus amount, in connection with his assuming increased responsibilities during the year as head of the New Markets and Service Group. This expanded role resulted from a new organizational structure implemented in August 2014 to better align the Company to our growth opportunities, increase focus on key areas of value creation, and pave the way for rapid integration with Tokyo Electron. The Committee believed that target bonus amounts for the NEOs for fiscal 2014 were consistent with our philosophy of linking pay to our performance and helped us reach our target annual total direct compensation of within the 50th to 75th percentile range relative to the peer group.

Assessing Fiscal 2014 Performance and Payout.    The determination of actual fiscal 2014 performance and annual incentive bonuses for our NEOs consisted of four key steps, as shown in the diagram below and the following additional discussion:

Step	Performance Metric	Process

1	Initial Performance Goal

•     A threshold requirement that, if met, allows for overall payouts up to a maximum amount for each individual NEO

•     For fiscal 2014, Applied had to achieve positive adjusted operating profit for the year in order to fund the bonus pool

If performance is met…
2	Determination of Overall Bonus Pool Funding

•     A total bonus pool is funded based on performance against pre-determined financial and operating objectives

•     For fiscal 2014, the bonus pool was funded based on performance against non-GAAP adjusted EPS goals set by the Committee at the beginning of the fiscal year

•     The aggregate bonuses paid to all plan participants cannot exceed the funded amount

If performance is met…
3	Secondary Performance Goals

•     The initial allocation of the funded bonus pool to individual NEOs is based on performance against secondary goals

•     For fiscal 2014, secondary goals were shared by all NEOs, although the weightings of specific goals varied by individual

Final adjustment…
4	Individual Performance Factor

•     The final allocation of the funded bonus pool is further modified by each NEO’s Individual Performance Factor (IPF)

•     The IPF is based on an assessment of individual objectives established at the beginning of each fiscal year for the NEOs other than Mr. Dickerson and Mr. Splinter

•     The IPF for Mr. Dickerson and Mr. Splinter are based on the Committee’s overall year-end assessment of their performance

Fiscal 2014 Initial Performance Goal.    For any bonus to be payable to an NEO for a particular fiscal year, the Company must achieve the initial performance goal specified by the Committee. For fiscal 2014, the Committee chose the achievement of adjusted operating profit as the initial performance goal under the Bonus Plan. “Adjusted operating profit” for purposes of the Bonus Plan is a non-GAAP measure that excludes certain items from operating profit determined in accordance with GAAP. If Applied does not achieve positive adjusted operating profit for the fiscal year, then no bonus is payable. If positive adjusted operating profit is achieved, the maximum bonus that becomes payable for each NEO is the lowest of: (a) $5 million, (b) 3x the target bonus, as a percentage of base salary (which percentage was set at the beginning of the fiscal year, but based on the NEO’s base salary on the last day of the fiscal year), and (c) 0.4% of adjusted operating profit for each NEO other than Mr. Dickerson and Mr. Splinter, for both of whom this maximum is 0.8% of adjusted operating profit.

Funding of Bonus Plan.    If the initial performance goal is achieved, the Committee then reviews the level of adjusted earnings per share (“adjusted EPS”), which is a non-GAAP measure that excludes certain charges, achieved by the Company to determine the funding level of the Bonus Plan. At the time the EPS goal was set, the Committee expected that each NEO’s actual fiscal year bonus would be substantially lower than the maximum payment permitted under the Bonus Plan upon achievement of the initial performance goal. The EPS goal is expected to reduce the bonus amount from the maximum available.

Fiscal 2014 Secondary Performance Goals.    The Committee also determines secondary performance goals for each NEO that are considered if and only if the initial performance goal is met and the bonus pool is funded based on adjusted EPS performance. Even if the performance goals are fully achieved, the Committee has discretion to decrease (but not increase) bonuses from the maximum bonus payable determined upon the achievement of the initial performance goal. The secondary performance goals create additional incentive for our NEOs since at least some of the secondary performance goals must be achieved in order for any bonus to be payable. If none of the secondary performance goals is achieved, no bonus becomes payable. The Committee believes that this dual-level performance framework appropriately emphasizes Company achievement of adjusted operating profit and adjusted EPS, which are important measures of operating and financial performance, while providing necessary flexibility to focus on the achievement of key business imperatives by individual NEOs.

For fiscal 2014, in developing the secondary performance goals and their weightings, management considered the importance of shared goals for all the NEOs, and analyzed the relative importance of each goal to Applied’s business strategy and the anticipated difficulty of achieving the goals in the aggregate. In fiscal 2014, we developed secondary performance goals that were shared by all NEOs in order to emphasize effective cross-functional performance, a culture of collaboration and the importance of fostering unity within the leadership team. While the secondary performance goals were the same for all NEOs, the weightings of certain goals varied among the NEOs to reflect their influence over both Applied’s overall performance and their individual business units and functions. The Committee considered and provided input on performance goals and weightings initially proposed by management, which was incorporated into the final goals and weightings that subsequently were presented to, and approved by, the Committee.

The following table shows fiscal 2014 secondary performance goals, their relative weightings for each NEO and levels of achievement:

	Relative Weightings
Fiscal 2014 Secondary Performance Goals	Dickerson and Splinter	Thakur	Halliday	Salehpour	Achievement
(1) Customers and Field: grow share and revenue at key customers, achieve customer loyalty objectives, and enhance field technical capability	10%	10%	10%	10%	Partially Achieved
(2) Products and Growth: achieve new product development, adoption and penetration milestones, and develop targeted technology pipeline	15%	12.5%	15%	17.5%	Fully Achieved
(3) People and Organization: achieve employee engagement and development objectives	10%	5%	10%	10%	Fully Achieved
(4) Execution: improve operational and manufacturing efficiencies and quality, reduce cost	15%	12.5%	15%	7.5%	Fully Achieved
(5) Performance: grow fiscal 2014 company and business segment market share, achieve gross margin, adjusted EPS and total shareholder return targets	50%	60%	50%	55%	Fully Achieved

Fiscal 2014 Individual Performance Factor.    In determining the final allocation of the bonus pool, the Committee considers the individual performance of each NEO as indicated by that NEO’s individual performance factor (“IPF”). The IPF applies only if the Bonus Plan is funded and at least some of the secondary performance goals are achieved. While the secondary performance goals are shared by all NEOs, the IPF is based on performance against personal objectives established at the beginning of the year for NEOs other than Mr. Dickerson and Mr. Splinter. For Dr. Thakur, Mr. Halliday, and Mr. Salehpour, individual objectives included business unit or functional group objectives, as well as individual objectives related to special initiatives and personal development. The IPFs for Mr. Dickerson and Mr. Splinter were determined based on the Committee’s year-end assessment of their overall performance during the year, which included their success in achieving strong financial performance while preparing for the Business Combination. The Committee believes this balance of shared and personal goals is critical to an overall assessment of performance.

The IPF modifies the bonus allocation as determined after the secondary performance goals. The modifier may range from 0% to 200%. However, the aggregate bonuses paid under the plan cannot exceed the overall bonus pool funding. The Committee determines the IPF rating for Mr. Splinter and Mr. Dickerson. Mr. Dickerson recommends IPF ratings to the Committee for each other NEO.

Determining Actual Fiscal 2014 Bonuses.    In fiscal 2014, Applied achieved an adjusted operating profit of $1.78 billion, resulting in achievement of the initial performance goal under the Bonus Plan. “Adjusted operating profit” for purposes of the Bonus Plan is a non-GAAP measure that excludes certain items from operating profit. Items excluded from fiscal 2014 operating profit determined in accordance with GAAP were those associated with restructuring and asset impairment charges, acquisition, integration and deal costs associated with prior transactions, as well as the Business Combination, gain on a derivative associated with the Business Combination, and gain on the sale of a facility. The Bonus Plan provides for the exclusion of certain charges, and the specific fiscal 2014 adjustments were appropriate to better evaluate the operating and financial performance of the Company and to consistently compare Applied’s results with those of its peer companies.

To determine the funding available under the Bonus Plan, the Committee analyzed the achievement of adjusted EPS, which was $1.07 for fiscal 2014. Adjusted EPS is a non-GAAP measure, and for fiscal 2014 excluded certain charges such as acquisition, integration and deal costs associated with prior transactions, as well as the Business Combination, gain on a derivative associated with the Business Combination, gain on the sale of a facility, the reinstatement of federal R&D tax credit, and the resolution of audits of prior years’ income tax filings and other tax items. A reconciliation of this non-GAAP adjusted financial measure to our financial results prepared in accordance with GAAP is included in the Appendix. A multiplier is applied depending on the adjusted EPS achieved. Funding the Bonus Plan within a range of 1.0x to 1.24x required an adjusted EPS for fiscal 2014 within a range of $1.00 to $1.29, and an adjusted EPS above or below this range would have increased or decreased the multiplier. The actual adjusted EPS of $1.07 resulted in a multiplier of 1.06x for funding of the Bonus Plan. The Committee increased the funding multiplier to 1.11x based on strong fiscal 2014 financial performance, including an approximately 21% one-year TSR performance, 81% year-over-year improvement in non-GAAP adjusted EPS and 43% year-over-year improvement in non-GAAP adjusted operating profit margin. The Committee also considered the leadership team’s achievement of these strong financial results while dedicating significant time and effort in preparing for the consummation of the Business Combination, reorganizing the business and leadership to enable a smooth transition after the closing of the Business Combination and otherwise planning for post-closing integration.

In determining a bonus amount that it believed was appropriate for each NEO, the Committee reviewed the achievement levels of the secondary performance goals and considered the NEOs’ respective weightings for each goal and also considered each NEO’s overall individual performance for the year. The Committee analyzed the achievement of secondary goals by reviewing actual performance against goals previously approved by the Committee. In assessing the overall individual performance of the NEOs, the Committee reviewed the CEO’s performance evaluation for each NEO other than himself and Mr. Splinter. The CEO’s assessment was based on business unit or functional group objectives, as well as individual objectives related to special initiatives and personal development that had been set at the beginning of the year. In assessing the individual performance of Mr. Dickerson and Mr. Splinter, the Committee considered their leadership through a challenging year and individual efforts to close the Business Combination and plan for the new combined company. For each of the NEOs, the Committee also considered the challenges of the year, and the NEOs’ success in managing the business with strong performance, including very positive TSR performance and EPS and operating profit margin improvements, while navigating the complexities of the Business Combination strategies.

The table below shows for each NEO: (1) the target bonus amounts (expressed both as a percentage of base salary and as a dollar amount) based on the bonus percentages established by the Committee for fiscal 2014, (2) the maximum amount payable under the Bonus Plan and (3) the actual fiscal 2014 bonus amount approved by the Committee. Under the Bonus Plan, no annual bonus may exceed $5 million for any individual, even if the level of adjusted operating profit achieved would allow for a higher bonus.

Name	Target Bonus (% of base salary)	Target Bonus ($)	Maximum Bonus Payable(1)	Actual Bonus Amount Paid ($)
Gary E. Dickerson	175%	$1,715,000	$5,000,000	$2,165,273
Michael R. Splinter	175%	$1,715,000	$5,000,000	$2,165,273
Randhir Thakur	135%	$776,250	$2,328,750	$854,883
Robert J. Halliday	135%	$776,250	$2,328,750	$980,054
Ali Salehpour	135%	$742,500	$1,815,000	$912,774

(1)	Based on Applied’s fiscal 2014 adjusted operating profit of $1.78 billion, the maximum bonus payable for fiscal 2014 would have been $14.25 million for each of Mr. Dickerson and Mr. Splinter and $7.12 million for each of the other NEOs (representing 0.8% and 0.4%, respectively, of such adjusted operating profit). However, under the Bonus Plan, the maximum annual bonus payable is the lower of $5 million and 3x the NEO’s target bonus. Under the Bonus Plan, 3x the target bonus is calculated based on the NEO’s target bonus (as a percentage of base salary) set at the beginning of the fiscal year and his base salary on the last day of the fiscal year. Mr. Salehpour’s target bonus was 110% at the beginning of fiscal 2014. Based on Mr. Salehpour’s salary of $550,000 on the last day of fiscal 2014, 3x his target bonus of 110% would be equal to $1,815,000. Accordingly, this amount was Mr. Salehpour’s maximum bonus payable.

Splinter Bonus.    For Mr. Splinter’s bonus award, the Committee provided that, if, prior to the end of fiscal 2014, Mr. Splinter retired within two months before, or any time after, consummation of the Business Combination, he would remain eligible to receive a prorated portion of the bonus if actual performance of initial and secondary performance goals is achieved during fiscal 2014. Mr. Splinter’s prorated bonus would be calculated based on the number of full months that he worked during fiscal 2014. The Committee believed that providing for a prorated bonus for Mr. Splinter was appropriate because of his critical role in moving Applied toward a successful completion of the Business Combination (including through his support of the proposed Business Combination with respect to customer relations, regulatory matters, integration planning and navigating cultural issues between the companies), as well as to provide Mr. Splinter continued incentive to drive performance for Applied. Mr. Splinter remained employed by Applied through the end of fiscal 2014 and was eligible for his full bonus amount.

Long-Term Incentive Compensation

Overview.    Applied’s long-term incentive compensation program is intended to help (1) achieve our business objectives, (2) attract, motivate and retain key talent, and (3) align our executives’ interests with stockholders’ interests to maximize long-term stockholder value.

Timing of Awards.    The Committee grants equity and other long-term incentive awards to NEOs under our stockholder-approved Employee Stock Incentive Plan (the “Stock Plan”). The Committee has not granted, nor does it intend to grant, equity awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Applied has not timed, nor does it intend to time, the release of material, nonpublic information based on equity award grant dates.

Determination Among Different Types of Awards.    In considering whether to grant performance shares, restricted stock units, stock options, other types of awards, or a combination of awards during any fiscal year, the Committee considers both current and expected incentive and retention needs, market competitiveness and business strategies. The Committee also considers the expense against earnings for accounting purposes compared to the expected benefit of new awards to Applied and the NEOs, as well as the value of awards already held by the NEOs. The Committee and management regularly monitor the environment in which Applied operates and make changes to our long-term incentive program to help us meet our goals, which include achieving long-term stockholder value and attracting, motivating and retaining top talent. The CEO makes recommendations with respect to the type and size of awards, other than for himself. The Committee then determines individual awards for each NEO, with consideration given to the CEO’s recommendations, as well as the size and value of other long-term incentive awards held by the NEO, the NEO’s job performance and contributions to Applied’s success, skill set, prior experience, time in his position, internal equity, pressures to attract and retain talent, market competitiveness, and business conditions and strategies.

Fiscal 2014 Cash-Settled Performance Units

In determining the fiscal 2014 awards under our long-term incentive program, the Committee considered the program’s objectives, including the goal of aligning our executives’ interests with stockholders’ interests to maximize long-term stockholder value. This objective has been achieved in previous years through grants of equity awards that were subject to both performance goals and additional time-based vesting requirements. For fiscal 2014, the Committee granted performance units that will be settled or paid out in cash (not stock) under our Stock Plan, subject to achievement of an annual adjusted operating profit margin goal and time-based vesting requirements. In making that decision, the Committee considered, among other factors, that the NEOs held performance-based equity awards that, even if performance goals were achieved, would still be subject to continued employment requirements with Applied over multiple years. The Committee believed that cash-settled performance units subject to an annual adjusted operating profit margin goal, coupled with the NEOs’ equity holdings that were still subject to performance goals and time-based vesting, would maintain the alignment of the NEOs’ interests with the long-term interests of our stockholders.

The Committee also considered the impact of Section 4985, including its potential impact on morale. Section 4985 imposes a punitive 15% excise tax on the value of equity awards held by individuals who are executive officers or directors at any time during the period from six months before to six months after consummation of the Business Combination. The Committee believed that the excise tax would negatively affect the incentive and retention value of long-term incentive equity awards, and in turn employee morale and retention, during a period of transition, uncertainty and tremendous effort in preparing for the consummation of the Business Combination. The excise tax does not apply to awards that will be settled in cash. The Committee believed that granting cash-settled performance units would help to alleviate the extra tax burden that the NEOs would face as a result of Section 4985, while still providing key retention and performance incentives. The Committee also believed that the NEOs should not be penalized for making business and strategic decisions, such as entering into the Business Combination, that are intended to create long-term value for stockholders. For the same reasons, the Committee decided that the performance units would not include TSR as an additional goal, as it has done in previous years, because including a TSR goal likely would have also made the awards subject to the punitive excise tax.

The Committee granted the cash-settled performance units listed below to our NEOs in fiscal 2014. Amounts shown in the table reflect total amounts under cash-settled performance units. In accordance with applicable SEC rules, the full amounts are reported for fiscal 2014 in the Summary Compensation Table on page 40 because they were fully earned based on Applied’s performance in fiscal 2014. However, in order to promote retention, the actual payment of these amounts are made in three equal installments in December 2014, December 2015 and December 2016, with each payment contingent on the NEO remaining employed with Applied on the date the payment is made, subject to certain prorata retirement-related acceleration of vesting for Mr. Splinter, as described below.

Name	Amount of Cash-Settled Performance Units
Gary E. Dickerson	$12,740,000
Michael R. Splinter	$6,370,000
Randhir Thakur	$3,881,250
Robert J. Halliday	$5,750,000
Ali Salehpour	$2,160,000

In determining these award amounts, the Committee considered each NEO’s long-term incentive award as a component of his total direct compensation. The Committee also considered that these awards were cash-based and as a result, there was no potential for the NEOs to be rewarded for any increases in stock value that would have been possible if the awards were equity-based. The Committee believed that this could potentially have a negative effect on Applied’s retention efforts at a time when retention of our NEOs was of paramount importance, both to manage the business and drive toward a successful completion of the Business Combination and integration with Tokyo Electron. Accordingly, the amounts of the awards were determined with the intent of delivering appropriate incentives similar to those that equity awards had provided in previous years.

Annual Adjusted Operating Profit Margin Goal.    The cash-settled performance units granted by the Committee to the NEOs in fiscal 2014 required the achievement of an annual adjusted operating profit margin goal. Even if this performance goal was achieved, the NEO must also remain an employee for three years from the grant date in order for all of the amounts to vest.

In order for the NEO’s fiscal 2014 cash-settled performance units to become eligible for time-based vesting, Applied had to achieve an annual adjusted operating profit margin of at least 10% in any one of fiscal years 2014, 2015 or 2016. The Committee approved an absolute rather than a scaled relative adjusted operating profit margin goal as in previous years in recognition of the difficulty in setting appropriate relative performance ranges while preparing to close the Business Combination. The Committee believed that an absolute annual adjusted operating profit margin was an appropriate goal because it both continued to require effort in maintaining recent successes in operating profit improvements while not being so difficult to achieve that it might diminish NEO focus on other critical strategic initiatives and financial goals. The Committee felt this balance was important particularly in a challenging year during which the NEOs would have to both drive Applied’s financial performance while devoting tremendous effort in managing the complexities of the Business Combination to close it, as well as in operating the combined businesses post-closing.

For purposes of calculating fiscal 2014 annual adjusted operating profit margin, which is a non-GAAP measure, certain charges were excluded, such as restructuring and asset impairment charges, acquisition, integration and deal costs associated with prior transactions, as well as the Business Combination, gain on a derivative associated with the Business Combination, and gain on the sale of a facility. For fiscal 2014, Applied achieved an annual adjusted operating profit margin of 19.6%. A reconciliation of this non-GAAP adjusted financial measure to our financial results prepared in accordance with GAAP is included in the Appendix. As a result, 100% of the cash-settled performance units became eligible for time-based vesting over three years. SEC disclosure rules require that the entire “earned amount” (the entire amount that become eligible for time-based vesting) be reported as fiscal 2014 non-equity incentive plan compensation. See footnote 2 to the Summary Compensation Table on page 40.

Time-Based Vesting.    In addition to achieving the adjusted operating profit margin goal, the NEO must remain an employee of Applied through December 19, 2016 in order for all amounts to vest. The three-year vesting schedule was intended to retain and reward our NEOs during the immediate critical period to close the Business Combination and to integrate the businesses post-closing. We believe that the performance goal and the vesting schedule demonstrate Applied’s commitment to pay for performance and further our goal to retain our NEOs.

Splinter Award.    For Mr. Splinter’s cash-settled performance units, the Committee provided that if, prior to the end of the award’s three-fiscal-year performance period, Mr. Splinter retires within two months before, or any time after, consummation of the Business Combination, a prorated portion of his award would remain outstanding and eligible to vest if the performance goal actually is achieved during the performance period (in which case, the time-based vesting for such prorated amount would be considered satisfied). The prorated amount would be calculated based on the number of full months that Mr. Splinter worked during the award’s performance period. The Committee believed that providing for a prorated amount for Mr. Splinter was appropriate to retain him because of his critical role in completing the Business Combination, as well as providing Mr. Splinter continued incentive to drive performance for Applied.

Recognition Equity Award

In September 2014, the Committee granted Mr. Salehpour 120,000 performance shares. The award is subject to Applied’s achieving an annual adjusted operating profit margin of at least 10% in any one of fiscal years 2015, 2016, 2017 or 2018. In determining annual adjusted operating profit margin, a non-GAAP measure, certain charges will be excluded. In addition to achieving the adjusted operating profit margin goal, Mr. Salehpour must remain an employee of Applied through October 1, 2018 in order for all the shares to vest. The award was granted in recognition of Mr. Salehpour’s assuming additional responsibilities in heading the New Markets and Service Group, which was formed as part of a new organizational structure implemented in August 2014 to better align the Company to our growth opportunities, increase focus on key areas of value creation, and pave the way for rapid integration with Tokyo Electron. In determining to make this grant, the Committee also considered that Mr. Salehpour had not received an equity grant upon his promotion to Senior Vice President in September 2013.

In granting performance shares to Mr. Salehpour, the Committee considered linkage to the Company’s performance, alignment with the interest of our stockholders, and impact on retention, as well as the comparability of Mr. Salehpour’s overall compensation with other executives. The Committee also considered the impact of the 15% punitive excise tax under Section 4985 that would be imposed on his performance shares. As a result, the Committee provided that the vesting of 30% of unvested performance shares would accelerate as of three trading days prior to the expected closing date of the Business Combination, subject to Mr. Salehpour’s continued employment with Applied through the accelerated vest date and only if Mr. Salehpour is expected to be considered a “disqualified individual” under Section 4985. The Committee believed that this partial vesting acceleration would alleviate a portion of the extra tax burden that Mr. Salehpour would incur as a result of the successful closing of the Business Combination, while substantially preserving the long-term incentive and retention value of his equity award, as it remains subject to time-based vesting and Mr. Salehpour’s continued future employment.

Fiscal 2015 Performance-Based Equity Awards

As part of its annual compensation review in December 2014, the Committee granted to our NEOs (except Mr. Splinter, who did not receive an award) long-term incentive equity awards for fiscal 2015. These equity awards are subject to Applied’s achieving a targeted level of annual adjusted operating profit margin and targeted levels of TSR relative to an index peer group, as well as additional time-based vesting requirements over a four-year period. The Committee did not grant Mr. Splinter a long-term incentive award for fiscal 2015, as the Committee believed that the terms of Mr. Splinter’s retention agreement already provided sufficient incentive and retention value until his expected retirement at the end of March 2015.

The Committee recognized that the fiscal 2014 cash-settled performance units did not allow our leadership team to participate in the stock price appreciation that they had helped to create for our stockholders in fiscal 2014, when there was an approximately 19% stock price appreciation during the fiscal year. The Committee also recognized that the cash-settled units failed to sufficiently reward performance in accordance with Applied’s compensation philosophy and as a result, could have a negative impact on retention. The return to granting equity awards continues to strongly align our executives’ interests with those of our stockholders and also motivates our NEOs to improve TSR to create long-term stockholder value.

The Committee also considered the negative impact of the 15% punitive excise tax on the incentive value of the fiscal 2015 equity awards. To preserve the long-term incentive and retention value of the equity awards, the Committee did not provide for the acceleration of vesting upon the consummation of the Business Combination. Rather, the Committee approved payment by Applied of any Section 4985 excise tax, and related taxes on such payment, that is imposed on these awards. The payment is subject to each NEO’s continued employment through the closing of the Business Combination. This payment does not increase the benefit of the awards to the NEOs, but is simply intended to place them in the same position as if there were no punitive excise tax. This avoids reducing the retention and incentive benefits, and avoids penalizing the NEOs for making the business and strategic decision to enter into the Business Combination. The payment is limited only to the equity awards granted in December 2014, and the NEOs remain responsible for paying their own excise taxes on other equity awards that they may have outstanding at the closing of the Business Combination.

Additional Compensation Programs and Policies

Deferred Compensation Plan

Applied’s 2005 Executive Deferred Compensation Plan (the “2005 Plan”) allows our NEOs and other eligible employees voluntarily to defer receipt, on a pre-tax basis, of some of the compensation they have earned. Under the 2005 Plan, eligible employees have been permitted to defer more compensation than they otherwise would be permitted to defer under Applied’s 401(k) savings plan due to the annual deferral and compensation limits imposed by the Code. Applied has offered the 2005 Plan as a competitive practice to help us attract and retain top talent, and we reevaluate this plan from time to time. Amounts credited to the 2005 Plan are credited with deemed interest, but Applied does not provide matching or other employer contributions under this plan. Due to its conservative design, including that the plan does not provide above-market or preferential earnings on deferred compensation, the benefits provided under the plan are not considered a material element of an NEO’s overall compensation package. The ability to elect new deferrals of compensation under the 2005 Plan was suspended effective as of October 1, 2014 as a result of certain tax considerations related to the Business Combination. See “Nonqualified Deferred Compensation” below for more information about the 2005 Plan.

Retirement Benefits under the 401(k) Plan and Generally Available Benefits Programs

During fiscal 2014, substantially all U.S. employees, including the NEOs, were eligible to participate in Applied’s 401(k) plan, a tax-qualified retirement plan. Eligible Applied 401(k) plan participants receive matching contributions from Applied. We do not provide defined benefit pension plans or defined contribution retirement plans to the NEOs or other employees except for: (a) the 401(k) plan, or (b) as required in certain countries outside the United States for legal or competitive reasons.

Applied offers a number of other benefits programs to a broad base of eligible employees, including: a tax-qualified employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability plans, life and accidental death and dismemberment plans, health and dependent care flexible spending accounts, business travel insurance, wellness programs, relocation/expatriate programs, educational assistance, employee assistance program, and certain other country-specific benefits. In connection with the Business Combination, Mr. Dickerson relocated from California to Japan in August 2014 to continue leading the Company’s efforts toward the completion of the Business Combination and preparing for post-closing integration. Mr. Dickerson received benefits under the Company’s standard relocation program available to all employees on international assignment. See footnote 3 of the Summary Compensation Table for additional information regarding Mr. Dickerson’s relocation benefits.

The 401(k) plan and other generally available benefits programs allow Applied to remain competitive for employee talent, and the Committee believes that these programs generally enhance employee productivity. The main objectives of Applied’s benefits programs are to give our eligible employees access to health care, financial assistance with survivor and disability benefits, assistance in achieving retirement financial goals and enhanced health and productivity, and to support global workforce mobility, in full compliance with applicable legal requirements. These benefits are not considered by the Committee in determining an individual NEO’s total compensation.

Applied annually benchmarks its overall benefits programs, including the 401(k) plan, but excluding the 2005 Plan, against our peers. Applied generally targets its overall broad-based benefits programs, excluding the 2005 Plan, at approximately the market median, which the Committee believes allows us to remain competitive in attracting and retaining talent. We also evaluate the competitiveness of our 401(k) plan against plans of other technology companies.

Employment Agreements and Retention Arrangements

Employment Agreements.    In August 2013, Applied entered into employment agreements with Mr. Dickerson in connection with his appointment as President and CEO, and with Mr. Splinter in connection with his appointment as Executive Chairman of the Board.

Mr. Dickerson’s employment agreement provides that if Applied terminates his employment other than for cause and other than due to death or disability, he would be entitled to receive a lump sum payment equal to 275% of his then-current base salary. This severance amount is the same as that which had been provided for Mr. Splinter while he was CEO from 2003 to 2013, and would be subject to Mr. Dickerson’s agreeing to a release of claims and non-solicitation and non-disparagement provisions in favor of Applied.

Mr. Splinter’s employment agreement provides that if his employment is terminated under certain circumstances, he would be entitled to receive a lump sum payment equal to the sum of (i) 275% of his then-current base salary and (ii) an amount equal to 18 months of continued health coverage premiums. The level of salary severance provided under the agreement is the same as that which had been provided under the term sheet that Mr. Splinter entered into when he became CEO in 2003. The salary severance (as well as the amount for health coverage continuation) would be triggered upon his resignation for good reason or Applied’s termination of his employment without cause. Mr. Splinter also would receive certain long-term incentive award vesting acceleration upon his retirement, which terms were modified by his retention agreement. See “Employment Agreements and Retention Arrangements” on page 45 for additional information.

Amended Retention Arrangements.    In connection with the proposed Business Combination, and to provide retention and performance incentives for the NEOs, the Committee approved retention agreements for our NEOs in September and December 2013 that included deemed achievement of performance measures and acceleration of time-based vesting for certain outstanding equity awards held by our NEOs, as well as cash retention bonuses for our NEOs, except Mr. Dickerson and Mr. Splinter. The restricted stock units granted to Mr. Halliday in November 2013 pursuant to his employment agreement entered into in 2011 in connection with the Varian acquisition were also subject to the same vesting acceleration. The terms of the original retention arrangements are described further under “Employment Agreements and Retention Arrangements” on page 45. The performance measures that otherwise would have been deemed achieved under the retention arrangements were in fact achieved in December 2014 and as a result, the NEOs will not receive a benefit from the target achievement of their equity awards upon the consummation of the Business Combination.

In December 2014, the Committee amended these retention agreements (except for Mr. Splinter’s) to provide that with respect to each NEO’s equity awards that were granted prior to September 2013 (as well as the equity award granted in November 2013 to Mr. Halliday), vesting of the portion of each award that is otherwise scheduled to vest in calendar year 2015 based solely on continued employment with Applied will accelerate as of three trading days prior to the expected closing of the Business Combination. This vesting acceleration is conditioned upon the closing of the Business Combination and will apply only if the NEO is expected to be a “disqualified individual” and subject to a 15% excise tax under Section 4985 on such equity awards.

The NEOs’ original agreements provided that the portion of equity awards that were otherwise scheduled to vest in calendar year 2014 would accelerate vesting three trading days before the expected closing of the Business Combination. By December 2014, it appeared unlikely that the Business Combination would close in 2014, so, consistent with the original acceleration terms, the Committee approved the acceleration of any vesting scheduled for calendar year 2015. This partial acceleration of vesting helps to mitigate some, but not all, of the 15% excise tax impact on our NEOs. The excise tax will still apply to any outstanding equity awards held by the NEOs upon consummation of the Business Combination.

The Committee also amended the retention agreements to delay the payment date of the retention bonus for each NEO (other than Mr. Dickerson, whose agreement did not provide for a retention bonus) from March 31, 2015 to the earlier of (1) the date that is six months after the closing or termination of the Business Combination and (2) December 11, 2015, subject to the NEO’s continued employment. The Committee approved this delay in light of the critical need to retain the executives through an integration period following closing or any termination of the Business Combination.

The consent of each NEO was required for the above amendments to the retention agreements to become effective, and each NEO provided his consent.

Also in December 2014, the Committee approved the Section 4985 tax assistance related to equity awards granted to the NEOs (except for Mr. Splinter, who did not receive an equity award) in December 2014, as described under “Fiscal 2015 Performance-Based Equity Awards” above.

In approving the actions described above, the Committee considered the complexity of the Business Combination, and the expected lengthy period to close it, as well as the need to reduce the risk of losing leadership talent at a critical time for the Company, while substantially preserving the long-term incentive and retention value of the NEOs’ equity awards. The equity modifications, retention bonuses and Section 4985 tax assistance in part are intended to provide retention incentives to focus and motivate our NEOs prior to and following the closing of the Business Combination, to plan for and lead the post-closing integration. The Committee also recognized the need for our NEOs to continue to drive Applied toward the additional growth and positive results that may be achieved through the successful consummation of the Business Combination, and the importance of motivating the NEOs to continue to effectively operate Applied’s business and encourage them to stay focused on longer-term goals with as few distractions as possible.

Halliday Retention Arrangements From Varian Acquisition.    Under the offer letter entered into with Mr. Halliday in May 2011 in connection with Applied’s acquisition of Varian, Mr. Halliday was entitled to receive a grant of 120,000 restricted stock units and a cash bonus of $2,600,000, in each case, if he remained employed with Applied through the two-year anniversary of the Varian acquisition. When the offer letter was negotiated, the Committee considered the importance to Applied of the success of the Varian transaction, the complexity of running the Varian business post-merger and the need for a strong leader to successfully integrate Varian into Applied. The Committee also considered that Mr. Halliday would have been entitled to substantial compensation under his Varian change in control agreement if he opted to leave in connection with the acquisition, instead of staying with Applied. Mr. Halliday was being hired to head the Varian business, and the Committee deemed Mr. Halliday critical to the success of the Varian business, as well as key to integration efforts. Accordingly, the Committee considered the bonus and restricted stock units appropriate and necessary to attract Mr. Halliday to join, and stay with, Applied, and to successfully manage the Varian business. The Varian acquisition closed in November 2011, and Mr. Halliday received his restricted stock unit grant and cash bonus in November 2013. In accordance with the terms of his May 2011 offer letter, the restricted stock units are scheduled to vest over three years from their grant date, subject to Mr. Halliday’s continued employment with us.

Stock Ownership Guidelines

We have stock ownership guidelines to more closely align the interests of our directors and NEOs with those of our stockholders. The guidelines require achieving the following investment in Applied stock within five years from the individual’s initial election or appointment:

Position	Required Investment Level
CEO and Executive Chairman	5x base salary
Other NEOs	3x base salary
Non-employee Directors	$325,000 in value

At the end of fiscal 2014, all of the NEOs whose five-year ownership deadline had passed had met the stock ownership guidelines. Applied has an insider trading policy that, among other things, discourages hedging and speculation by prohibiting insiders from short sales and trading in publicly listed options for Applied shares. During fiscal 2014, none of the shares of Applied stock held by our executive officers or directors were pledged as collateral.

Clawback Policy

We have an incentive compensation “clawback” policy that allows the Board to require reimbursement of incentive compensation from an executive officer in the event intentional misconduct by the officer is determined to be the primary cause of a material negative restatement of the Company’s financial results. The extent of the compensation that may be recovered is the after-tax portion of any bonus paid to, and any performance-based equity awards earned by, the NEO within the 12 months after filing of the financial statements, if the compensation would not have been paid to the NEO had Applied’s financial results been reported properly. The policy applies to financial statements filed in a rolling three-year, look-back period. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Accounting and Tax Considerations

In designing our compensation programs, we consider the potential accounting effects on Applied and the tax effects on Applied and our employees. In allocating among different elements of compensation, we consider the accounting expense associated with each separate element of compensation and the potential reward of that element. Applied aims to limit total compensation expense and meet the goals of our compensation programs. For example, if compensation expense increases under one program, Applied may seek to decrease expenses under another program.

Applied also seeks to provide tax-advantaged benefits for employees where practical and affordable, including, for example, the 401(k) plan, the Employees’ Stock Purchase Plan and the 2005 Plan. In choosing the elements of our compensation program and allocating among them, Applied considers whether the element may be “performance-based” compensation for purposes of Section 162(m) of the Code. Under Section 162(m), Applied receives a federal income tax deduction for compensation paid to the CEO and the three other most highly compensated executive officers (excluding the CFO) on compensation that is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our Stock Plan and Bonus Plan are intended to permit (but not require) the Committee to award compensation that is “performance-based” and thus fully tax-deductible by Applied. However, the Committee has authorized in the past, and may authorize in the future, compensation that is not fully tax deductible, but which promote other important considerations, such as incentive and retention needs.

Also, Section 280G, Section 4999, Section 409A and Section 4985 of the Code impose additional taxes beyond ordinary income taxes under specified circumstances. Code Sections 280G and 4999 impose additional taxes on certain payments or benefits in connection with a change of control of Applied, and also provide that Applied or its successor could lose a tax deduction on these payments and benefits. Section 409A imposes additional taxes on certain non-qualifying “deferred compensation.” To assist in preventing the imposition of additional tax under Section 409A, Applied has structured its compensation and benefits arrangements in a manner intended to comply with Section 409A. As discussed above, in fiscal 2014, the Committee also considered the impact of the punitive excise tax under Section 4985 on the value of equity awards held by NEOs in connection with the proposed Business Combination, and approved the payment by Applied of any Section 4985 excise tax, and related taxes on such payment, that is imposed on the equity awards granted to the NEOs in December 2014.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, the following directors were members of Applied’s Human Resources and Compensation Committee: Thomas J. Iannotti, Willem P. Roelandts (Chair) and James E. Rogers. None of the Committee members has at any time been an officer or employee of Applied.

None of Applied’s NEOs serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Applied’s Board or Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2014. Based on the review and discussions, the Human Resources and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Applied’s Proxy Statement for its 2015 Annual Meeting of Stockholders.

This report is submitted by the Human Resources and Compensation Committee.

Willem P. Roelandts (Chair)

Thomas J. Iannotti

James E. Rogers

Summary Compensation

The following table shows compensation information for fiscal 2014, 2013 and 2012 for our named executive officers.

Summary Compensation Table

For Fiscal 2014, 2013 and 2012

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Gary E. Dickerson	2014	980,000		—		—	14,905,273	539,732	(3)	16,425,005
President and Chief Executive Officer	2013	776,538	(4)	4,684,000		3,011,110	1,560,650	287,171		10,319,469
	2012	2,860,396	(5)	11,872,000	(6)	—	550,000	117,567		15,399,963

Michael R. Splinter	2014	980,000		—		—	8,535,273	12,718	(7)	9,527,991
Executive Chairman of the Board	2013	980,000		6,733,250		—	1,560,650	12,783		9,286,683
	2012	980,000		6,727,500		—	1,500,000	12,558		9,220,058

Randhir Thakur	2014	575,000		—		—	4,736,133	13,604	(8)	5,324,737
Executive Vice President, General Manager, Silicon Systems Group	2013	575,000		2,927,500		—	667,575	12,922		4,182,997
	2012	575,000		6,586,500	(9)	—	698,000	13,254		7,872,754

Robert J. Halliday	2014	575,000		2,038,800	(10)	—	6,730,054	2,971,113	(11)	12,314,967
Senior Vice President, Chief Financial Officer	2013	484,528		1,984,750		—	768,488	322,300		3,560,066
	2012	—		—		—	—	—		—

Ali Salehpour	2014	485,385		2,575,200	(12)	—	3,072,774	12,343	(13)	6,145,702
Senior Vice President, General Manager, New Markets and Service Group	2013	353,885		3,549,200	(14)	—	545,952	12,279		4,461,316
	2012	—		—		—	—	—		—

(1)	The NEOs were not granted annual equity awards for fiscal 2014. The stock award granted to Mr. Salehpour was in recognition of his expanded responsibilities as part of Applied’s new organizational structure implemented in August 2014. The stock award granted to Mr. Halliday was under a 2011 employment agreement entered into in connection with his joining Applied following our acquisition of Varian Semiconductor Equipment Associates, Inc. Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts reported represent the aggregate grant date fair value of stock awards or a stock option granted in the respective fiscal years, as determined pursuant to ASC 718 (but excluding the effect of estimated forfeitures for performance-based awards). The assumptions used to calculate the value of stock awards are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2014 filed with the SEC on December 17, 2014.
(2)	Amounts consist of (a) bonuses earned under the Senior Executive Bonus Plan and the Applied Incentive Plan for services rendered in the respective fiscal years and (b) for fiscal 2014, fully-earned amounts under cash-settled performance units. Annual cash bonuses and fully-earned amounts of cash-settled performance units for fiscal 2014 are as follows:

Name	Fiscal 2014 Annual Cash Bonus($)	Cash-Settled Performance Units Granted in Fiscal 2014($)
Gary E. Dickerson	2,165,273	12,740,000
Michael R. Splinter	2,165,273	6,370,000
Randhir Thakur	854,883	3,881,250
Robert J. Halliday	980,054	5,750,000
Ali Salehpour	912,774	2,160,000

In accordance with applicable SEC rules, the full amounts of the cash-settled performance units are reported for fiscal 2014 because they were fully earned based on Applied’s performance in fiscal 2014. However, in order to promote retention, the actual payment of these amounts are made in three equal installments in December 2014, December 2015 and December 2016, with each payment contingent on the NEO remaining employed with Applied on the date the payment is made, subject to certain prorata retirement-related acceleration of vesting for Mr. Splinter. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Fiscal 2014 Cash-Settled Performance Units” for additional information about these cash-settled performance units.

(3)	Amount includes: (a) Applied’s matching contribution of $11,700 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Dickerson of $1,018 in term life insurance premiums, (c) a payment of $169,400 of accrued dividends upon the vesting of restricted stock, and (d) a payment of $750 to Mr. Dickerson under Applied’s Patent Incentive Award Program. Amount also includes: (i) Applied’s payment on behalf of Mr. Dickerson of $343,465 for certain expenses for benefits provided to him and his immediate family members in connection with his relocation from California to Japan, which include amounts for moving expenses, cost of living adjustment, transportation allowance, a one-time relocation allowance of $81,667, education expenses for Mr. Dickerson’s minor dependents of $63,846, and expenses relating to housing search and housing of $102,560, and (ii) Applied’s payment on behalf of Mr. Dickerson of $13,399 for taxes incurred in connection with his relocation.
(4)	Mr. Dickerson’s annual base salary was set at $750,000 upon his appointment as President in June 2012 and increased to $980,000 upon his appointment as CEO effective September 2013.

(5)	Of this amount, $2,618,088 represents compensation paid to Mr. Dickerson for working on integration matters in connection with our acquisition of Varian Semiconductor Equipment Associates, Inc. (“Varian”) prior to his appointment as our President. Mr. Dickerson’s annual base salary was set at $750,000 upon his appointment as President.
(6)	Amount includes a grant date fair value of $5,769,500 for an award of 550,000 shares of performance-based restricted stock intended to replace the economic value of severance benefits forgone by Mr. Dickerson by not terminating his employment with Applied before May 11, 2013.
(7)	Amount consists of (a) Applied’s matching contribution of $11,700 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Splinter of $1,018 in term life insurance premiums.
(8)	Amount consists of (a) Applied’s matching contribution of $11,475 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Thakur of $879 in term life insurance premiums, and (c) a payment of $1,250 to Dr. Thakur under Applied’s Patent Incentive Award Program.
(9)	Amount includes a grant date fair value of $3,661,500 for a special retention award of 300,000 performance shares.
(10)	Amount reflects the grant date fair value of 120,000 restricted stock units granted under an employment agreement entered into with Mr. Halliday in connection with our acquisition of Varian in November 2011.
(11)	Amount consists of (a) Applied’s matching contribution of $11,418 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Halliday of $782 in term life insurance premiums, (c) a retention bonus of $2,600,000 under an employment agreement entered into with Mr. Halliday in connection with our acquisition of Varian in November 2011, (d) Applied’s payment on behalf of Mr. Halliday of $357,219 for certain expenses in connection with his relocation from Massachusetts to California, which includes $43,444 in mortgage assistance, $18,317 of moving expenses, and $294,932 related to the sale of Mr. Halliday’s home, and (e) Applied’s payment on behalf of Mr. Halliday of $1,694 for taxes incurred in connection with his relocation.
(12)	Amount reflects the grant date fair value of 120,000 performance shares granted in recognition of Mr. Salehpour’s assuming additional responsibilities as part of Applied’s new organizational structure implemented in August 2014.
(13)	Amount consists of (a) Applied’s matching contribution of $11,700 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Salehpour of $643 in term life insurance premiums.
(14)	Amount includes a grant date fair value of $1,792,700 for a new-hire award of 182,000 restricted stock units.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2014, which ended on October 26, 2014. The stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2014 Year-End table below.

Grants of Plan-Based Awards

For Fiscal 2014

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Gary E. Dickerson	12/8/2013	—	12,740,000	12,740,000	—	—		—		—		—	—	—
	—	0	1,715,000	5,000,000	—	—		—		—		—	—	—

Michael R. Splinter	12/8/2013	—	6,370,000	6,370,000	—	—		—		—		—	—	—
	—	0	1,715,000	5,000,000	—	—		—		—		—	—	—

Randhir Thakur	12/8/2013	—	3,881,250	3,881,250	—	—		—		—		—	—	—
	—	0	776,250	2,328,750	—	—		—		—		—	—	—

Robert J. Halliday	11/10/2013	—	—	—	—	—		—		120,000	(3)	—	—	2,038,800
	12/8/2013	—	5,750,000	5,750,000	—	—		—		—		—	—	—
		0	776,250	2,328,750

Ali Salehpour	12/8/2013	—	2,160,000	2,160,000	—	—		—		—		—	—	—
	9/9/2014	—	—	—	0	120,000	(4)	120,000	(4)	—		—	—	2,575,200
	—	0	742,500	1,815,000	—	—		—		—		—	—	—

(1)	Amounts shown (except those indicated as granted on December 8, 2013) were estimated possible payouts for fiscal 2014 under the Senior Executive Bonus Plan. These amounts were based on the individual officer’s fiscal 2014 base salary and position. The maximum amount shown is three times the target amount for the named executive officer, except the amount for (a) each of Messrs. Dickerson and Splinter, which is the maximum amount payable per participant in any performance period under the Senior Executive Bonus Plan and (b) Mr. Salehpour, which was calculated using his target bonus percentage at the beginning of fiscal 2014 and his base salary at the end of fiscal 2014. Actual bonuses received by the executive officers for fiscal 2014 under the Senior Executive Bonus Plan are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” Amounts shown as granted on December 8, 2013 consist of cash-settled performance units granted under the Employee Stock Incentive Plan, which are subject to a performance goal, as well as additional time-based vesting requirements. The maximum and target amount of the cash-settled performance units represents the total amount that may be earned if annual adjusted operating profit margin is at least 10% in any of fiscal years 2014, 2015 or 2016. See “Compensation Discussion and Analysis – Long-Term Incentive Compensation – Fiscal 2014 Cash-Settled Performance Units” for additional information about these performance units.

(2)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts represent the aggregate grant date fair value of the awards as determined pursuant to ASC 718 (but excluding the effect of estimated forfeitures for performance-based awards). The assumptions used to calculate the awards’ value are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2014 filed with the SEC on December 17, 2014.
(3)	The award shown consists of 120,000 restricted stock units granted to Mr. Halliday under the Employee Stock Incentive Plan pursuant to an employment agreement entered into with him in connection with our acquisition of Varian in November 2011, that are subject to time-based vesting through November 2016.
(4)	The award shown consists of 120,000 performance shares granted to Mr. Salehpour under the Employee Stock Incentive Plan, which are subject to a performance goal, as well as additional time-based vesting requirements. The maximum and target number of shares shown represents the total number of shares that may be earned if annual adjusted operating profit margin is at least 10% in any of fiscal years 2015, 2016, 2017 or 2018. See “Compensation Discussion and Analysis – Long-Term Incentive Compensation – Recognition Equity Award” for additional information about this award.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2014, which ended on October 26, 2014.

Outstanding Equity Awards at Fiscal 2014 Year-End

	Option Awards(1)						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Gary E. Dickerson	250,000	750,000	(3)	—	15.06	9/1/2020	—		—		—		—
	—	—		—	—	—	110,000	(4)	2,404,600	(5)	—		—
	—	—		—	—	—	245,000	(6)	5,142,550		—		—
	—	—		—	—	—	—		—		150,000	(7)	3,148,500
	—	—		—	—	—	—		—		400,000	(8)	8,396,000

Michael R. Splinter	—	—		—	—	—	87,500	(9)	1,836,625		—		—
	—	—		—	—	—	25,000	(10)	524,750		—		—
	—	—		—	—	—	—		—		233,000	(11)	4,890,670
	—	—		—	—	—	—		—		233,000	(12)	4,890,670
	—	—		—	—	—	—		—		109,000	(13)	2,287,910
	—	—		—	—	—	—		—		575,000	(14)	12,069,250

Randhir Thakur	—	—		—	—	—	62,500	(9)	1,311,875		—		—
	—	—		—	—	—	147,000	(15)	3,085,530		—		—
	—	—		—	—	—	—		—		233,000	(12)	4,890,670
	—	—		—	—	—	—		—		90,000	(16)	1,889,100
	—	—		—	—	—	—		—		250,000	(17)	5,247,500
	—	—		—	—	—	—		—		17,000	(18)	356,830

Robert J. Halliday	—	—		—	—	—	40,000	(19)	839,600		—		—
	—	—		—	—	—	30,000	(20)	629,700		—		—
	—	—		—	—	—	120,000	(21)	2,518,800		—		—
	—	—		—	—	—	—		—		100,000	(22)	2,099,000

Ali Salehpour	—	—		—	—	—	136,500	(23)	2,865,135		—		—
	—	—		—	—	—	—		—		150,000	(24)	3,148,500
	—	—		—	—	—	—		—		120,000	(25)	2,518,800

(1)	Stock awards consist of restricted stock units, performance shares, performance-based restricted stock and performance units, all of which will be converted into Applied common stock on a one-to-one basis upon vesting. All future vesting of shares is subject to the NEO’s continued employment with Applied through each applicable vest date. Notwithstanding the vesting schedule described below for equity awards, the vesting of the portion of all equity awards granted prior to September 2013 (as well as the award granted in November 2013 to Mr. Halliday) that are otherwise scheduled to vest during calendar year 2015 based solely on continued employment with Applied will accelerate as of three trading days prior to the expected closing of the Business Combination (provided that the NEO is a “disqualified individual” and subject to a 15% excise tax under Section 4985 on such equity awards).
(2)	The market value was determined by multiplying the number of such shares by the closing price of Applied common stock of $20.99 on October 24, 2014, the last trading day of fiscal 2014, as reported on the Nasdaq Global Select Market.
(3)	The stock option was granted on September 1, 2013. 250,000 shares subject to the stock option are scheduled to vest on September 1 of each of 2015, 2016 and 2017.
(4)	The performance-based restricted stock was granted on June 19, 2012 and is scheduled to vest on June 19, 2015.
(5)	Amount includes $95,700 in dividends accrued on shares of unvested restricted stock.

(6)	Consists of performance shares granted on June 19, 2012 and an additional 70,000 performance shares that became eligible to vest due to achievement of TSR goal related to the grant. 122,500 shares are scheduled to vest on July 1 of each of 2015 and 2016.
(7)	The performance shares were granted on June 19, 2012. Provided specified performance goals are achieved, 112,500 shares are scheduled to vest on July 1, 2015 and 37,500 shares are scheduled to vest on July 1, 2016. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 140% of the target amount, depending on achievement of specified performance goals.
(8)	The performance shares were granted on December 5, 2012. Of these, 200,000 shares vested on December 19, 2014 and 100,000 shares are scheduled to vest on December 19 of each of 2015 and 2016. On December 19, 2014, an additional 200,000 performance shares became eligible to vest due to achievement of TSR goal related to the grant. Of these additional TSR shares, 100,000 shares vested on December 19, 2014 and 50,000 shares are scheduled to vest on December 19 of each of 2015 and 2016.
(9)	The performance shares were granted on December 6, 2010. These shares vested on December 19, 2014.
(10)	The performance-based restricted stock was granted on December 6, 2010. These shares vested on December 19, 2014.
(11)	The performance-based restricted stock was granted on December 5, 2011. Of these, 174,750 shares vested on December 19, 2014 and 58,250 shares are scheduled to vest on December 19, 2015. On December 19, 2014, an additional 46,600 shares of restricted stock became eligible to vest due to achievement of TSR goal related to the grant. Of these additional TSR shares, 34,950 shares vested on December 19, 2014 and 11,650 shares are scheduled to vest on December 19, 2015.
(12)	The performance shares were granted on December 5, 2011. Of these, 174,750 shares vested on December 19, 2014 and 58,250 shares are scheduled to vest on December 19, 2015. On December 19, 2014, an additional 46,600 performance shares became eligible to vest due to achievement of TSR goal related to the grant. Of these additional TSR shares, 34,950 shares vested on December 19, 2014 and 11,650 shares are scheduled to vest on December 19, 2015.
(13)	The performance units were granted on December 5, 2011. Of these, 81,750 units vested on December 19, 2014 and 27,250 units are scheduled to vest on December 19, 2015. On December 19, 2014, an additional 21,800 performance units became eligible to vest due to achievement of TSR goal related to the grant. Of these additional TSR shares, 16,350 units vested on December 19, 2014 and 5,450 units are scheduled to vest on December 19, 2015.
(14)	The performance shares were granted on December 5, 2012. Of these, 287,500 shares vested on December 19, 2014 and 143,750 shares are scheduled to vest on December 19 of each of 2015 and 2016. On December 19, 2014, an additional 287,500 performance shares became eligible to vest due to achievement of TSR goal related to the grant. Of these additional TSR shares, 143,750 shares vested on December 19, 2014 and 71,875 shares are scheduled to vest on December 19 of each of 2015 and 2016.
(15)	Consists of performance shares granted on June 19, 2012 and an additional 42,000 performance shares that became eligible to vest due to achievement of TSR goal related to the grant. 73,500 shares are scheduled to vest on July 1 of each of 2015 and 2016.
(16)	The performance shares were granted on June 19, 2012. Provided specified performance goals are achieved, 67,500 shares are scheduled to vest on July 1, 2015 and 22,500 shares are scheduled to vest on July 1, 2016. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 140% of the target amount, depending on achievement of specified performance goals.
(17)	The performance shares were granted on December 5, 2012. Of these, 125,000 shares vested on December 19, 2014 and 62,500 shares are scheduled to vest on December 19 of each of 2015 and 2016. On December 19, 2014, an additional 125,000 performance shares became eligible to vest due to achievement of TSR goal related to the grant. Of these additional TSR shares, 62,500 shares vested on December 19, 2014 and 31,250 shares are scheduled to vest on December 19 of each of 2015 and 2016.
(18)	The performance-based restricted stock was granted on December 5, 2011. Of these, 12,750 shares vested on December 19, 2014 and 4,250 shares are scheduled to vest on December 19, 2015. On December 19, 2014, an additional 3,400 shares of restricted stock became eligible to vest due to achievement of TSR goal related to the grant. Of these additional TSR shares, 2,550 shares vested on December 19, 2014 and 850 shares are scheduled to vest on December 19, 2015.
(19)	The restricted stock units were granted on November 10, 2011. These shares vested on November 10, 2014.
(20)	The restricted stock units were granted on December 3, 2012. Of these, 10,000 shares vested on January 1, 2015 and 10,000 shares are scheduled to vest on January 1 of each of 2016 and 2017.
(21)	The restricted stock units were granted on November 10, 2013. Of these, 40,000 shares vested on November 10, 2014 and 40,000 shares are scheduled to vest on November 10 of each of 2015 and 2016.
(22)	The performance shares were granted on February 25, 2013. Of these, 50,000 shares vested on December 19, 2014 and 25,000 shares are scheduled to vest on December 19 of each of 2015 and 2016. On December 19, 2014, an additional 50,000 performance shares became eligible to vest due to achievement of TSR goal related to the grant. Of these additional TSR shares, 25,000 shares vested on December 19, 2014 and 12,500 shares are scheduled to vest on December 19 of each of 2015 and 2016.
(23)	The restricted stock units were granted on November 29, 2012. Of these, 45,500 shares vested on December 1, 2014 and 45,500 shares are scheduled to vest on December 1 of each of 2015 and 2016.
(24)	The performance shares were granted on December 5, 2012. Of these, 75,000 shares vested on December 19, 2014 and 37,500 shares are scheduled to vest on December 19 of each of 2015 and 2016. On December 19, 2014, an additional 75,000 performance shares became eligible to vest due to achievement of TSR goal related to the grant. Of these additional TSR shares, 37,500 shares vested on December 19, 2014 and 18,750 shares are scheduled to vest on December 19 of each of 2015 and 2016.
(25)	The performance shares were granted on September 9, 2014. Provided specified performance goals are achieved, 30,000 shares are scheduled to vest on October 1 of each of 2015, 2016, 2017 and 2018 (subject to the acceleration of vesting as to 30% of the unvested shares as of three trading days prior to the expected closing date of the Business Combination, provided Mr. Salehpour is a “disqualified individual” under Section 4985 through the accelerated vest date).

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards that vested and the value realized upon vesting, for each NEO during fiscal 2014, which ended on October 26, 2014.

Option Exercises and Stock Vested For Fiscal 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gary E. Dickerson	708,196	9,401,409	465,000	10,662,300
Michael R. Splinter	—	—	194,500	3,283,160
Randhir Thakur	100,000	1,065,254	250,500	5,078,100
Robert J. Halliday	—	—	50,000	886,800
Ali Salehpour	—	—	45,500	787,150

(1)	Of the amounts shown in this column, Applied withheld the following number of shares to cover tax withholding obligations: 242,638 shares for Mr. Dickerson; 101,483 shares for Mr. Splinter; 130,712 shares for Dr. Thakur; 24,910 shares for Mr. Halliday; and 17,099 shares for Mr. Salehpour.
(2)	The value realized equals the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested. For Mr. Dickerson, amount includes $169,400 of accrued dividend paid upon vesting of restricted stock.

Pension Benefits

None of the named executive officers had any accumulated pension benefits as of the end of fiscal 2014 under any of Applied’s defined benefit pension plans. Applied provides defined benefit pension plans only to employees located in certain of its offices outside of the United States.

Non-Qualified Deferred Compensation

Applied’s 2005 Executive Deferred Compensation Plan (the “2005 Plan”) is a non-qualified deferred compensation plan that allows eligible employees, including executive officers, to voluntarily defer receipt of all or a portion of their: (1) eligible sign-on bonus payments, if any, (2) base salaries above a specified amount, (3) eligible annual bonus payments, if any, and (4) eligible severance payments, if any. The ability to elect new deferrals of compensation under the 2005 Plan was suspended effective as of October 1, 2014 as a result of certain tax considerations related to the Business Combination.

The amounts deferred under the 2005 Plan are credited with deemed interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. The deemed interest rate under the 2005 Plan for fiscal 2014 was 2.15% from October 28, 2013 to December 31, 2013 and 2.94% from January 1, 2014 to October 26, 2014. The deferred amounts, plus deemed interest thereon, are generally payable on the date selected by the participants or specified under the terms of the 2005 Plan. Applied does not make any matching or other employer contributions to the plan. Under the 2005 Plan, in the event of a change in control (as defined under that plan), the distribution of all deferred balances would be required. Our proposed Business Combination will constitute a “change in control” event under the 2005 Plan, and as a result, will require the distribution of all deferred balances, but will not result in any benefit enhancements for any NEOs. The 2005 Plan is discussed further under the section titled “Compensation Discussion and Analysis—Deferred Compensation Plan” above.

Mr. Halliday’s employment agreement (discussed below) provided for accelerated vesting of shares of Varian restricted stock that had been converted into restricted cash as part of the Varian acquisition. Restricted cash that otherwise was scheduled to vest at any time between January 1, 2012 and November 10, 2012, the one-year anniversary of the Varian acquisition, vested and was paid to Mr. Halliday on the one-year anniversary of the acquisition. Amounts that were scheduled to vest after that anniversary accelerated vesting on the one-year anniversary of the Varian acquisition, but would be paid with interest through late 2014 according to the original vesting schedule of Mr. Halliday’s Varian restricted stock. See the section titled “Employment Agreements and Retention Arrangements” below for additional information.

The following table shows certain information regarding NEO deferred compensation.

Non-Qualified Deferred Compensation

For Fiscal 2014

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Gary E. Dickerson	—	—	—		—		—
Michael R. Splinter	—	—	—		—		—
Randhir Thakur	—	—	—		—		—
Robert J. Halliday	—	—	3,544	(2)	1,094,436	(3)	—
Ali Salehpour(4)	46,910	—	6,497		—		247,846

(1)	There were no above-market or preferential earnings for fiscal 2014.
(2)	Amount consists of interest earned on restricted cash.
(3)	Amount consists of restricted cash distributions.
(4)	All amounts for Mr. Salehpour are under the 2005 Plan.

Employment Agreements and Retention Arrangements

Employment Agreements

Applied does not have employment agreements with any of its NEOs, other than Messrs. Dickerson and Splinter, which were entered into in connection with their appointment as President and Chief Executive Officer, and Executive Chairman of the Board, respectively, effective September 2013, and an employment agreement with Mr. Halliday, which was entered into in connection with his joining Applied following our acquisition of Varian in November 2011.

Gary E. Dickerson.    Mr. Dickerson’s employment agreement, dated August 14, 2013, provides for an initial base salary of $980,000 and a target bonus for fiscal 2013 of 175% of his base salary. Mr. Dickerson also received a stock option for 1,000,000 shares of common stock, which is scheduled to vest annually as to 25% of the shares over four years, subject to his continued employment. The agreement provides that if Applied terminates Mr. Dickerson’s employment other than for cause and other than due to death or disability, he would then be entitled to receive a lump sum payment equal to 275% of his then-current base salary, provided that he executes an agreement containing a release of claims and non-solicitation and non-disparagement provisions in favor of Applied.

For purposes of Mr. Dickerson’s agreement, “cause” generally means the willful failure to perform his duties after written notice and an opportunity to cure; the willful commission of a wrongful act that caused, or was reasonably likely to cause, substantial damage to Applied, or an act of fraud in the performance of his duties; conviction for the commission of a felony in connection with the performance of his duties; or the order of a federal or state regulatory authority requiring the termination of his employment.

Michael R. Splinter.    Mr. Splinter’s employment agreement, dated August 15, 2013, provides for a base salary of $980,000 and a target bonus for Applied’s fiscal 2013 of 175% of his base salary. The agreement also provides that if (a) Mr. Splinter remains employed with Applied through, and terminates on, March 31, 2015, or (b) Applied terminates his employment other than for cause and other than due to death or disability or he resigns for good reason, in each case prior to March 31, 2015, he would then be entitled to receive a lump sum payment equal to the sum of (i) 275% of his then-current base salary and (ii) an amount equal to 18 months of continued health coverage premiums. Under Mr. Splinter’s employment agreement (as modified by his retention arrangement described below), upon his retirement, any time-based vesting requirements applicable to his then-outstanding equity awards that, as of December 20, 2013, were not subject to performance goals, will lapse fully. In order to receive these benefits related to his equity awards, Mr. Splinter will be required to execute an agreement containing a release of claims and non-solicitation and non-disparagement provisions in favor of Applied.

For purposes of Mr. Splinter’s agreement, “cause” has the same meaning as in Mr. Dickerson’s employment agreement, as described above. For purposes of Mr. Splinter’s agreement, “good reason” generally means a material reduction in his base salary and/or target bonus, or a material reduction in his duties or responsibilities as Executive Chairman, in each case without his consent and after providing Applied with notice and an opportunity to cure. For purposes of Mr. Splinter’s agreement, “retirement” generally means Mr. Splinter’s termination of service occurring on or after age 65, or his termination of service occurring on or after age 60 after having completed at least 10 full years of service with Applied, but excludes any termination of his employment by Applied for cause.

Robert J. Halliday.    Under Mr. Halliday’s employment agreement, he received (a) following the closing of the Varian acquisition, a bonus of $200,000 and a grant of 120,000 restricted stock units, (b) following the first anniversary of the Varian acquisition, a retention bonus of $200,000 and (c) following the two-year anniversary of the Varian acquisition, a retention bonus of $2,600,000 and a grant of 120,000 restricted stock units. Each restricted stock units award is scheduled to vest over three years from the respective grant date. If Mr. Halliday’s employment had terminated after the 18-month anniversary of the Varian acquisition but prior to its two-year anniversary (which occurred in November 2013), as a result of his death or disability, Applied’s termination of his employment without cause, or his resignation for good reason, Mr. Halliday would have been entitled to receive the retention bonus otherwise payable on the two-year anniversary of the Varian acquisition.

In addition, Mr. Halliday’s employment agreement provided for accelerated vesting of shares of Varian restricted stock that had been converted into restricted cash as part of the Varian acquisition. Restricted cash that otherwise was scheduled to vest at any time between January 1, 2012 and November 10, 2012, the one-year anniversary of the Varian acquisition, instead vested and was paid to Mr. Halliday on the one-year anniversary of the acquisition. Amounts that were scheduled to vest after that anniversary also instead accelerated vesting on the one-year anniversary of the Varian acquisition, but would be paid with interest through late 2014 according to the original vesting schedule of Mr. Halliday’s Varian restricted stock. See the section titled “Non-Qualified Deferred Compensation” above for deferred amounts for Mr. Halliday.

Retention Agreements

In connection with the proposed Business Combination and to provide retention and performance incentives for Applied’s executive officers, Applied entered into retention agreements with its NEOs in October 2013 (with respect to Mr. Splinter, in December 2013). The retention agreements provided vesting acceleration for certain outstanding equity awards and an opportunity for the NEOs (except Messrs. Dickerson and Splinter) to earn a retention bonus. These retention agreements (except for Mr. Splinter’s) were amended in December 2014 (the “2014 Amendment”).

Retention Bonus.     The retention agreements, except those entered into with Messrs. Dickerson and Splinter, provide for a retention bonus equal to a percentage of the NEO’s then-current base salary as follows: 352.5% for each of Dr. Thakur and Mr. Halliday; and 315% for Mr. Salehpour, subject to the NEO’s continued employment with Applied through the payment date. The original retention agreements provided that the bonus would payable on the earlier of the date that is six months following the completion of the Business Combination or March 31, 2015. The 2014 Amendment delayed the payment date of the retention bonus to the earlier of (1) the date that is six months after the closing or termination of the Business Combination or (2) December 11, 2015.

Target Achievement of Equity Awards.     The retention agreements provided that, with respect to each outstanding performance-based equity award granted to the NEOs before September 24, 2013, the relative operating profit margin goal applicable to such awards will be deemed satisfied at target levels (the “target achievement”) effective as of three trading days prior to the expected date of the consummation of the Business Combination, or if the Business Combination is terminated, the date of termination. Additional shares that have become eligible to be earned based on achievement of the TSR goal also will have their relative operating profit margin goal deemed satisfied at target levels. All performance goals were in fact achieved in December 2014 and as a result, the NEOs will not receive a benefit from the target achievement of their equity awards upon the consummation of the Business Combination.

Except with respect to the vesting acceleration described below, all of these awards will remain subject to time-based vesting and the continued employment of the NEO over the vesting period. In addition, under Mr. Splinter’s retention agreement, the target achievement will apply upon the earliest of any of (a) Mr. Splinter’s remaining employed with Applied through March 31, 2015, (b) Applied’s termination of his employment without cause, or (c) his termination of his employment for good reason. In each case, for Mr. Splinter, the benefits described in this paragraph are subject to his executing an agreement containing a release of claims and non-solicitation and non-disparagement provisions in favor of Applied. The 2014 Amendment did not modify the terms of the target achievement of equity awards.

Vesting Acceleration of Equity Awards.     The retention agreements also provided that the portion of equity awards held by the NEOs that were granted before September 24, 2013 that otherwise was scheduled to vest during calendar year 2014 based solely on continued employment will accelerate vesting as of, and provided that the awards remain outstanding through, the date that is three trading days prior to the expected date of the consummation of the Business Combination. Awards for which the applicable performance goals are deemed satisfied at target levels as of the same date that this vesting acceleration occurs also will be subject to this vesting. As the closing of the Business Combination would not (and in fact, it did not) occur in 2014, the 2014 Amendment instead provides for the acceleration of any vesting that is scheduled during calendar year 2015. This vesting acceleration also applies to an equity award granted to Mr. Halliday in November 2013. All vesting acceleration is conditioned on the closing of the Business Combination, and will apply only if the executive is expected to be considered a “disqualified individual” and otherwise subject to a punitive excise tax under Section 4985.

Mr. Splinter’s retention agreement provides that the acceleration of vesting also will apply to all unvested portions of his equity awards granted before September 24, 2013 and subject to performance goals as of December 20, 2013, whether scheduled to vest before, during or after 2014. In addition, under Mr. Splinter’s retention agreement, the acceleration described for him in this paragraph would also apply upon the earliest of any of (a) Mr. Splinter’s remaining employed with Applied through March 31, 2015, (b) Applied’s termination of his employment without cause, or (c) his termination of his employment for good reason. The benefits described in this paragraph are subject to Mr. Splinter’s executing an agreement containing a release of claims and non-solicitation and non-disparagement provisions in favor of Applied.

Other Retention Arrangements

Splinter Bonus and Award.    Mr. Splinter was eligible to earn an annual cash incentive bonus under the Senior Executive Bonus Plan for fiscal 2014 based on achievement of certain performance goals. For this bonus award, if, prior to the end of fiscal 2014, Mr. Splinter retired within two months before, or any time after, consummation of the Business Combination, he would remain eligible to receive a prorated portion of the bonus if actual performance of initial and secondary performance goals is achieved during fiscal 2014. Mr. Splinter’s prorated bonus would be calculated based on the number of full months that he worked during fiscal 2014. Mr. Splinter remained employed by Applied through the end of fiscal 2014 and was eligible for his full bonus amount. Mr. Splinter’s annual cash incentive bonus opportunity for fiscal 2015 is subject to similar prorata provisions.

In December 2013, under Applied’s long-term incentive compensation program for fiscal 2014, Mr. Splinter was granted cash-settled performance units that may become eligible for time-based vesting upon the achievement of a performance goal. For this award, if, prior to the end of the award’s three-fiscal-year performance period, Mr. Splinter retires within two months before, or any time after, consummation of the Business Combination, a prorated portion of his award would remain outstanding and eligible to vest if the performance goal actually is achieved during the performance period (in which case, the time-based vesting for such prorated amount would be considered satisfied). The prorated amount would be calculated based on the number of full months that Mr. Splinter worked during the award’s performance period.

Salehpour Award.    In September 2014, Mr. Salehpour received a recognition award of performance shares. The vesting of 30% of such unvested performance shares are scheduled to accelerate as of the date that is three trading days prior to the expected date of the consummation of the Business Combination. Such vesting acceleration is conditioned on the closing of the Business Combination, and will apply only if Mr. Salehpour is expected to be considered a “disqualified individual” and otherwise subject to a punitive excise tax under Section 4985.

Applied does not have any change of control agreements with any of its NEOs, and has not entered into any agreements or arrangements, other than the retention arrangements described above, with its NEOs in connection with the Business Combination. The Business Combination is not expected to result in the accelerated vesting or payment of compensation or benefits under the terms of any Applied equity plans.

Potential Payments Under Employment Agreements and Retention Arrangements or Upon Change of Control

Potential Cash Severance Payments under Employment Agreements.     The following table shows the cash severance payment that each of Messrs. Dickerson and Splinter would have been entitled to receive had his employment been terminated under specified circumstances under his respective employment agreement with Applied, assuming termination of employment on October 24, 2014, the last business day of fiscal 2014.

Named Executive Officer	Cash Payments ($)		Other Benefits
Gary E. Dickerson	2,695,000	(1)	—
Michael R. Splinter	2,712,787	(2)	—

(1)	Amount equals 275% of Mr. Dickerson’s annual base salary at the end of fiscal 2014. Payment assumes Applied terminated Mr. Dickerson’s employment without cause, as provided under his employment agreement.
(2)	Amount equals 275% of Mr. Splinter’s annual base salary at the end of fiscal 2014, plus $17,787 for 18 months of health coverage premiums. Payment assumes Applied terminated Mr. Splinter’s employment without cause or he resigned for good reason, as provided under his employment agreement.

Potential Payments Under Retention Arrangements.    Under the retention agreements described above, our NEOs are entitled to certain benefits with respect to equity awards covering Applied common stock upon the consummation of the Business Combination. In addition, Mr. Splinter is eligible to receive certain benefits with respect to his equity awards under specified circumstances under his retention and employment agreements. The following table shows information about these benefits payable to the NEOs, assuming the Business Combination (or employment termination, with respect to certain equity benefits for Mr. Splinter) had occurred on October 24, 2014, the last business day of fiscal 2014, and that each NEO would have been considered a “disqualified individual” under Section 4985 as of that date.

Name	Value of Vesting Acceleration ($)(1)(2)	Retention Bonus and Other Cash Incentives ($)(3)	Total ($)
Gary E. Dickerson	4,198,000	—	4,198,000
Michael R. Splinter(4)	28,913,725	1,946,389	30,860,114
Randhir Thakur	8,658,375	2,026,875	10,685,250
Robert J. Halliday	2,728,700	2,026,875	4,755,575
Ali Salehpour	3,284,935	1,732,500	5,017,435

(1)	Amounts represent the value of the unvested portion of equity awards granted prior to September 24, 2013 (as well as an equity award granted on November 10, 2013 to Mr. Halliday) held by the NEOs that otherwise is scheduled to vest during calendar year 2014 (as well as, with respect to Mr. Splinter, all of the unvested portion of his equity awards granted prior to September 24, 2013 that are subject to performance-based vesting), and which may be accelerated under the retention agreements. The amount for Mr. Salehpour also includes the value of 36,000 shares or 30% of the unvested portion of his performance shares granted on September 9, 2014 that may be accelerated. Amounts included in this column and discussed in footnote 4 below are based on the closing price of $20.99 per share of Applied common stock on October 24, 2014, the last business day of fiscal 2014.
(2)	Amounts in this column and discussed in footnotes 1 and 4 to this table include those awards subject to performance goals, which goals are deemed satisfied at target levels pursuant to the retention arrangements, including the following additional shares that would have accelerated vesting based on achievement of a TSR goal that had been measured before October 24, 2014: none for each of Messrs. Dickerson, Halliday and Salehpour, 115,000 for Mr. Splinter and 37,500 for Dr. Thakur. All performance goals were in fact achieved in December 2014 and as a result, the NEOs will not receive the benefit from the target achievement of their equity awards upon the consummation of the Business Combination.
(3)	Amounts represent the retention bonus that would have been earned by the NEOs under the terms of the retention agreement, as described above, provided that the NEO remains employed by Applied until the earlier of the date six months following the closing of the Business Combination or March 31, 2015. Messrs. Dickerson and Splinter were not entitled to receive a retention bonus. The amounts represent a percentage of base salaries for the NEOs as follows: 352.5% for each of Dr. Thakur and Mr. Halliday; and 315% for Mr. Salehpour. For Mr. Splinter, if he retires within two months before, or any time after, consummation of the Business Combination, he will remain eligible to earn a prorated amount of the cash-settled performance units granted to him in December 2013, as well as a prorated amount of his bonus for fiscal 2014. The amount shown for Mr. Splinter represents an estimated prorated portion of his cash-settled performance units, which amount was calculated assuming that performance was achieved at target level, Mr. Splinter retired as of, and the Business Combination was consummated on, October 24, 2014. The amount for Mr. Splinter does not include a prorated bonus for fiscal 2014, as he was employed through the end of the fiscal year and was eligible for the full amount of the bonus under the standard terms of the bonus plan.

(4)	If Applied had terminated Mr. Splinter’s employment without cause or Mr. Splinter resigned for good reason on October 24, 2014, then regardless of whether the Business Combination had occurred on the same date, Mr. Splinter would have received vesting acceleration valued at the same amount shown in the table. If Mr. Splinter had retired (without good reason) on October 24, 2014, assuming that the Business Combination did not close on that date, then the value of the vesting acceleration of his equity awards would have been $2,361,375.

Vesting Acceleration under the Employee Stock Incentive Plan.    Our Employee Stock Incentive Plan provides that the vesting of equity awards granted under the plan to employees, including the NEOs, will be accelerated in full upon a change of control of Applied if the successor corporation (or its parent or subsidiary) does not assume or provide a substitute for the outstanding awards. Separately, certain equity awards will be accelerated in full if the award holder is terminated without cause or resigns employment with Applied for good reason, in each case, within 12 months following a change of control of Applied. This double-trigger accelerated vesting does not apply if the applicable award agreement specifically states that it will not apply or if the participant’s employment is terminated due to his or her death or disability. The Business Combination is not considered to be a change of control under the Employee Stock Incentive Plan.

The following table shows the amounts attributable to the accelerated vesting of equity awards under the Employee Stock Incentive Plan following a change of control in which the awards are not assumed or substituted for, or within 12 months following a change of control the NEO is terminated without cause or resigns for good reason, in each case assuming the change of control and termination or resignation occurred on October 24, 2014, the last business day of fiscal 2014.

Named Executive Officer	Value of Vesting Acceleration($)(1)
Gary E. Dickerson(2)	24,798,550
Michael R. Splinter(3)	12,069,250
Randhir Thakur	10,977,770
Robert J. Halliday	5,247,500
Ali Salehpour	8,532,435

(1)	Amount based on the target number of performance shares, restricted stock units, and restricted stock for which vesting would have been accelerated, multiplied by $20.99, the closing price of Applied common stock on October 24, 2014.
(2)	The amount for Mr. Dickerson also includes (a) a stock option for 750,000 shares, multiplied by $5.93 (the difference between $20.99 and $15.06, the stock option’s per share exercise price), and (b) $95,700 of accrued dividends payable upon accelerated vesting of 110,000 shares of restricted stock.
(3)	The amount for Mr. Splinter represents the value of equity awards with vesting acceleration under the Employee Stock Incentive Plan. Amount does not include any additional vesting acceleration provided under his retention agreement, as described above. Pursuant to Mr. Splinter’s retention agreement, if (a) Applied had terminated his employment without cause or he had resigned for good reason on October 24, 2014, then he would have received additional accelerated vesting under his equity awards valued at $16,844,475; or (b) Mr. Splinter had retired (without good reason) on October 24, 2014, then he would have received additional accelerated vesting of his equity awards valued at $2,361,375.

Certain Relationships and Related Transactions

Applied’s Audit Committee is responsible for review, approval, or ratification of “related person transactions” involving Applied or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of a company since the beginning of the previous fiscal year, and their immediate family members. Applied has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee determines whether the related person has a material interest in a transaction and may, in its discretion, approve, ratify or take other action with respect to the transaction. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and the purpose, and the potential benefits to the Company, of the transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to review and approve transactions in accordance with specified criteria, if advance review by the Audit Committee is not feasible. Any transactions approved by the Chair must be reported to the Audit Committee at its next regularly-scheduled meeting.

The Audit Committee has adopted standing pre-approvals for limited transactions with related persons. Pre-approved transactions are as follows:

•

any transaction with another company with which a related person’s only relationship is as an employee, director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

•

any charitable contribution, grant, or endowment by Applied or The Applied Foundation to a charitable organization, foundation, or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers or directors that has been approved by the Human Resources and Compensation Committee;

•	transactions in which all stockholders receive proportional benefits or where the rates or charges involved are determined by competitive bids; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as Applied’s independent registered public accounting firm for fiscal 2015, which began on October 27, 2014 and will end on October 25, 2015. Although ratification is not legally required, Applied is submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2015, the Audit Committee considered the firm’s qualifications and performance during fiscal 2014 and 2013. In addition, the Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by KPMG in fiscal 2014 and 2013, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Applied’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table shows fees paid by Applied for professional services rendered by KPMG for fiscal 2014 and 2013, which ended on October 26, 2014 and October 27, 2013, respectively. All of the fees shown in the table were approved by the Audit Committee in conformity with its pre-approval process.

Fee Category	Fiscal 2014	Fiscal 2013
	(In thousands)
Audit Fees	$5,483	$5,728
Audit-Related Fees	208	77
Tax Fees:
Tax Compliance and Review	304	264
Tax Planning and Advice	124	—
All Other Fees	—	25

Total Fees	$6,119	$6,094

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Audit fees for fiscal 2014 include fees for services in connection with the review of the registration statement filed in connection with the announced business combination with Tokyo Electron. Audit fees for fiscal 2013 include fees incurred for services in connection goodwill impairment actions taken in fiscal 2013.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.” Audit-related fees include fees incurred for services in connection with compliance with government-funded grant requirements and audits of financial statements of certain employee benefit plans.

Tax Fees consisted of fees for professional services for tax compliance and review, and tax planning and advice. Tax compliance and review services consisted of federal, state and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits. Tax planning and advice services consisted of consultations related to tax compliance matters and certain international operations.

All Other Fees for fiscal 2013 consisted of fees for services in connection with a contract compliance audit.

The Audit Committee has concluded that the provision of the non-audit services described above was compatible with maintaining the independence of KPMG.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and, as appropriate, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal 2015.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Composition. The Audit Committee of the Board is composed of the directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC rules and Nasdaq listing standards. In addition, the Board has determined that Susan M. James, Dennis D. Powell and Robert H. Swan are “audit committee financial experts” as defined by SEC rules.

Responsibilities. The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal control over financial reporting, and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm. The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP, together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for fiscal year 2014.

2.	The Audit Committee has discussed with KPMG matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board.

3.	The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal year 2014 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal year 2015 and recommends to stockholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal year 2015.

This report is submitted by the Audit Committee.

Dennis D. Powell (Chair)

Susan M. James

Robert H. Swan

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Applied’s directors and executive officers, and holders of more than 10% of Applied common stock to file with the SEC reports about their ownership of common stock and other equity securities of Applied. Such directors, officers and 10% stockholders are required by SEC rules to furnish Applied with copies of all Section 16(a) forms they file.

SEC rules require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, and written representations from certain of the reporting persons, we believe that during fiscal 2014, all Section 16(a) filing requirements were satisfied on a timely basis.

Stockholder Proposals—2016 Annual Meeting

Applied does not expect to hold an annual meeting of stockholders in 2016 if the proposed Business Combination is completed before the expected date of such meeting. However, in the event we do hold an annual meeting in 2016, stockholders may submit proposals for action if they comply with SEC rules and Applied’s Bylaws. If you would like us to consider including a proposal in our proxy statement for our 2016 annual meeting of stockholders, if held, it must be received at our offices on or before October 21, 2015. If you intend to submit a proposal at the 2016 annual meeting of stockholders, if held, but do not intend to include the proposal in our proxy statement for that meeting, you must provide appropriate notice to us no earlier than December 19, 2015 and no later than January 18, 2016. Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of our Bylaws, please contact: Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any of our other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 26, 2014 ON OUR WEBSITE AT www.appliedmaterials.com OR WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 1261, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS.

By Order of the Board of Directors

Santa Clara, California

February 18, 2015

APPENDIX

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTED FINANCIAL MEASURES

	Fiscal Year
	2014	2013	2012	2011	2010
	(In millions, except per share amounts)
Non-GAAP Adjusted Earnings Per Diluted Share

Reported earnings per diluted share—GAAP basis	$0.87	$0.21	$0.09	$1.45	$0.70
Impairment of goodwill and intangible assets	—	0.21	0.33	—	—
Certain items associated with acquisitions[1]	0.13	0.14	0.19	0.03	0.05
Acquisition integration costs	0.02	0.02	0.05	0.01	0.01
Gain on derivatives associated with announced business combination, net	(0.02)	—	—	—	—
Certain items associated with announced business combination[2]	0.05	0.01	—	—	—
Restructuring charges and asset impairments[3,4,5,6]	—	0.03	0.10	(0.01)	0.12
Impairment of strategic investments, net	—	—	0.01	(0.01)	—
Gain on sale of facilities, net	—	—	—	(0.02)	—
Reinstatement of federal R&D tax credit and resolution of prior years’ income tax filings and other tax items	0.02	(0.03)	(0.02)	(0.16)	—

Non-GAAP adjusted earnings per diluted share	$1.07	$0.59	$0.75	$1.29	$0.88

Weighted average number of diluted shares	1,231	1,219	1,277	1,330	1,349

1	These items are incremental charges attributable to acquisitions, consisting of inventory fair value adjustments on products sold and amortization of purchased intangible assets.
2	These items are incremental charges related to the announced business combination agreement with Tokyo Electron Limited, consisting of acquisition-related and integration planning costs.
3	Results for the twelve months ended October 27, 2013 included $39 million of employee-related costs, net, related to the restructuring program announced on October 3, 2012, and restructuring and asset impairment charges of $26 million related to the restructuring program announced on May 10, 2012, partially offset by a favorable adjustment of $2 million related to other restructuring plans.
4	Results for the twelve months ended October 28, 2012 included employee-related costs of $106 million related to the restructuring program announced on October 3, 2012, restructuring and asset impairment charges of $48 million related to the restructuring program announced on May 10, 2012, and severance charges of $14 million related to the integration of Varian.
5	Results for the twelve months ended October 30, 2011 included favorable adjustments of $36 million related to a restructuring program announced on July 21, 2010, $19 million related to a restructuring program announced on November 11, 2009, and $5 million related to a restructuring program announced on November 12, 2008, partially offset by asset impairment charges of $30 million primarily related to certain fixed and intangible assets.
6	Results for the twelve months ended October 31, 2010 included asset impairment charges of $108 million and restructuring charges of $45 million related to a restructuring program announced on July 21, 2010, restructuring charges of $84 million associated with a restructuring program announced on November 11, 2009, and asset impairment charges of $9 million related to a facility held for sale.

	Fiscal Year
	2014	2013
	(In millions, except percentages)
Non-GAAP Adjusted Gross Profit

Reported gross profit—GAAP basis	$3,843	$2,991
Certain items associated with acquisitions[1]	158	166
Acquisition integration costs	1	3

Non-GAAP adjusted gross profit	$4,002	$3,160

Non-GAAP adjusted gross margin (% of net sales)	44.1%	42.1%

Non-GAAP Adjusted Operating Income

Reported operating income—GAAP basis	$1,520	$432
Impairment of goodwill and intangible assets	—	278
Certain items associated with acquisitions[1]	183	201
Acquisition integration costs	34	38
Loss (gain) on derivatives associated with announced business combination, net	(30)	7
Certain items associated with announced business combination[2]	73	17
Restructuring charges and asset impairments[3,4]	5	63
Gain on sale of facility	(4)	(4)

Non-GAAP adjusted operating income	$1,781	$1,032

Non-GAAP adjusted operating margin (% of net sales)	19.6%	13.7%

1	These items are incremental charges attributable to acquisitions, consisting of amortization of purchased intangible assets.
2	These items are incremental charges related to the announced business combination agreement with Tokyo Electron Limited, consisting of acquisition-related and integration planning costs.
3	Results for the twelve months ended October 26, 2014 included $5 million of employee-related costs, net, related to the restructuring program announced on October 3, 2012.
4	Results for the twelve months ended October 27, 2013 included $39 million of employee-related costs, net, related to the restructuring program announced on October 3, 2012, and restructuring and asset impairment charges of $26 million related to the restructuring program announced on May 10, 2012, partially offset by a favorable adjustment of $2 million related to other restructuring plans.

A-1

Directions to Applied Materials Bowers Campus

3050 Bowers Avenue, Building 1, Santa Clara, California 95054

DIRECTIONS FROM HIGHWAY 101:

•	Exit onto Bowers Avenue/Great America Parkway.
•	Proceed to Bowers Avenue.
•	Cross Scott Boulevard.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

DIRECTIONS FROM INTERSTATE 280:

•	Exit onto Lawrence Expressway/Stevens Creek Boulevard.
•	Proceed to Lawrence Expressway North. Continue for approximately 4 miles.
•	Turn RIGHT onto Arques Avenue.
•	Proceed on Arques Avenue, which becomes Scott Boulevard.
•	Turn RIGHT onto Bowers Avenue.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

3225 OAKMEAD VILLAGE DRIVE

P.O. BOX 58039, M/S 1241

SANTA CLARA, CA 95054

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE

QUICK — EASY — CONVENIENT

AVAILABLE 24 HOURS A DAY — 7 DAYS A WEEK

APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone or by mail, please read the 2015 Proxy Statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 1, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Applied Materials, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 1, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to APPLIED MATERIALS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M82207-P61216_Z64939	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

APPLIED MATERIALS, INC.

The Board of Directors unanimously recommends you vote FOR all of the nominees listed below and FOR proposals 2 and 3:

1.   Election of Directors

Nominees:	For	Against	Abstain

1a. Aart J. de Geus	☐	☐	☐

1b. Gary E. Dickerson	☐	☐	☐

1c. Stephen R. Forrest	☐	☐	☐

1d. Thomas J. Iannotti	☐	☐	☐

1e. Susan M. James	☐	☐	☐

1f. Alexander A. Karsner	☐	☐	☐

1g. Dennis D. Powell	☐	☐	☐

1h. Willem P. Roelandts	☐	☐	☐

1i. Michael R. Splinter	☐	☐	☐

1j. Robert H. Swan	☐	☐	☐

Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

		For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of Applied Materials’ named executive officers.	☐	☐	☐

3.	To ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2015.	☐	☐	☐

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment or postponement thereof.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 2, 2015: Notice, Proxy Statement and Annual Report with Form 10-K are available electronically at www.proxyvote.com.

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M82208-P61216_Z64939

APPLIED MATERIALS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 2, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gary E. Dickerson, Robert J. Halliday and Thomas F. Larkins, or any of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc. to be held on Thursday, April 2, 2015 at 11:00 a.m. Pacific Time at Applied Materials, Inc.’s corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business that may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR EACH OF THE TEN NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1), FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 2), AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015 (PROPOSAL 3).

Dear Stockholder:

On the reverse side of this card are instructions on how to vote over the Internet or by telephone for the election of directors (Proposal 1), for the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2), and for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2015 (Proposal 3). Please consider voting over the Internet or by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Applied Materials, Inc.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote over the Internet or by telephone, you do not need to return the proxy card.

THANK YOU FOR VOTING!

(Continued and to be signed on the other side)